Ex 10.1

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

among

AMERCO REAL ESTATE COMPANY
AMERCO REAL ESTATE COMPANY OF TEXAS, INC.
AMERCO REAL ESTATE COMPANY OF ALABAMA, INC.
U-HAUL CO. OF FLORIDA, INC.
Borrowers,

U-HAUL INTERNATIONAL, INC.,
Guarantor,

and

BANK OF AMERICA, N.A.,
as Lender

Dated as of May 28, 2013

TABLE OF CONTENTS

Page

SECTION 1.DEFINITIONS

1.1Defined Terms

1.2Other Definitional Provisions

SECTION 2.AMOUNT AND TERMS OF TERM LOAN COMMITMENT

2.1Commitment

2.2Procedure for Borrowing

2.3[Reserved].

2.4Mandatory Reduction of Commitment

2.5Substitution of Eligible Properties

SECTION 3.GENERAL PROVISIONS APPLICABLE TO THE TERM LOAN

3.1Interest Rates and Payment Dates

3.2Continuation

3.3[Reserved]

3.4Repayment of Term Loan; Evidence of Debt.

3.5Optional Prepayments.

3.6Mandatory Prepayments

3.7Computation of Interest and Fees

3.8Inability to Determine Interest Rate

3.9Payments

3.10Illegality

3.11Requirements of Law

3.12Taxes

3.13Indemnity

3.14Lending Offices; Change of Lending Office

SECTION 4.REPRESENTATIONS AND WARRANTIES

4.1Financial Condition.

4.2No Change

4.3Existence; Compliance with Law

4.4Power; Authorization; Enforceable Obligations

4.5No Legal Bar

4.6No Material Litigation

4.7No Default

4.8Ownership of Property; Liens

4.9Taxes

4.10Federal Regulations

4.11ERISA

4.12Investment Company Act; Other Regulations

4.13Subsidiaries, Corporate Structure

4.14Security Documents

4.15Accuracy and Completeness of Information.

4.16Labor Relations

4.17Insurance

4.18Solvency

4.19Purpose of Term Loan

4.20Environmental Matters

4.21Eligible Properties

4.22OFAC

SECTION 5.CONDITIONS PRECEDENT

5.1Conditions to Term Loan

SECTION 6.AFFIRMATIVE COVENANTS

6.1Financial Statements

6.2Certificates; Other Information

6.3Payment of Obligations

6.4Conduct of Business and Maintenance of Existence

6.5Maintenance of Property; Insurance

6.6Inspection of Property; Books and Records; Discussions

6.7Notices

6.8Environmental Laws

6.9CMBS Maturity and Refinancing.

6.10Bank Accounts.

6.11Post Closing Matters.

6.12Continuation of Lines of Business.

SECTION 7.NEGATIVE COVENANTS

7.1Negative Pledge

7.2Limitation on Fundamental Changes.

7.3Limitation on Modifications of Agreements.

7.4Sale of Eligible Properties and Collateral.

7.5Governing Documents.

7.6Alterations.

SECTION 8.EVENTS OF DEFAULT

SECTION 9.MISCELLANEOUS

9.1Amendments and Waivers

9.2Notices

9.3No Waiver; Cumulative Remedies

9.4Survival of Representations and Warranties

9.5Payment of Expenses and Taxes

9.6Successors and Assigns; Participations and Assignments

9.7Set‑off

9.8Counterparts

9.9Severability

9.10Integration

9.11GOVERNING LAW

9.12Submission To Jurisdiction; Waivers

9.13Acknowledgements

9.14WAIVERS OF JURY TRIAL

9.15Confidentiality

9.16Guarantee Provisions; Joint and Several Liability.

9.17Cooperation by Lender.

9.18Keepwell.

SCHEDULES

Schedule 1.0Applicable Lending Office

Schedule 1.1Initial Eligible Properties and Appraisals

Schedule 1.3TL Amortization Schedule

Schedule 1.4Eligibility Criteria

Schedule 1.5CMBS Properties

Schedule 4.4Consents and Filings

Schedule 4.13Subsidiaries, Corporate Structure

Schedule 4.14(b)Filing Jurisdictions

Schedule 4.20Environmental Matters

Schedule 6.5Eligible Property Insurance

Schedule 6.11Post-Closing Searches; Good Standing Certificates

EXHIBITS

Exhibit AForm of Note

Exhibit B[Reserved]

Exhibit C[Reserved]

Exhibit D[Reserved]

Exhibit EForm of Non Bank Status Certificate

Exhibit FForm of Secretary’s Certificate

Exhibit G-1Form of Opinion of Katten Muchin Rosenman LLP

Exhibit G-2Form of Opinion of Jennifer Settles, Esq.

Exhibit H-1Form of CMBS Properties Excess Cash Flow Report

Exhibit H-2Form of NOI Report

Exhibit H-3Form of Debt Service Coverage Ratio Report

Exhibit I[Reserved]

ANNEXES

Annex I[Reserved]

Annex II[Reserved]

Annex IIIForm of Notice of Prepayment

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 28, 2013, among AMERCO Real Estate Company, a Nevada corporation (“AREC”), AMERCO Real Estate Company of Texas, Inc., a Texas corporation (“AREC Texas”), AMERCO Real Estate Company of Alabama, Inc., an Alabama corporation (“AREC Alabama”), and U-Haul Co. of Florida, Inc., a Florida corporation (“U-Haul Florida”) (each, a “Borrower” and, individually and collectively, jointly and severally, the “Borrowers”), U-Haul International, Inc., a Nevada corporation (the “Guarantor”), and BANK OF AMERICA, N.A., a national banking association (as successor by merger to Merrill Lynch Commercial Finance Corp., together with its permitted successors or assigns, the “Lender”).

RECITALS

WHEREAS, reference is made to that certain Amended and Restated Loan and Security Agreement, dated as of June 8, 2005 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Loan Agreement”), among the Borrowers, the Guarantor and the Lender;

WHEREAS, the Borrowers are the direct or indirect legal and beneficial owners of the initial Eligible Properties (as herein defined) set forth on Schedule 1.1;

WHEREAS, the Borrowers and the Lender wish to amend and restate the Existing Loan Agreement on the terms and conditions set forth herein and in the other Loan Documents (as herein defined); and

NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto hereby agree that the Existing Loan Agreement is amended and restated to read in its entirety as follows:

SECTION 1.          DEFINITIONS

               Defined Terms

.  As used in this Agreement, the following terms shall have the following meanings:

“2004 Creditors”: the “Lenders”, the “Issuing Lender” and the “Agent” under, and each as defined in, the 2004 Loan Agreement.

“2004 Financing Documents”:  collectively, the 2004 Loan Agreement, the 2004 Mortgages, and the other “Loan Documents” as defined in the 2004 Loan Agreement.

“2004 Guarantors”: the AMERCO subsidiaries guaranteeing the obligations of the 2004 Borrowers under the 2004 Financing Documents.

“2004 Loan Agreement”: the Loan and Security Agreement, dated as of March 1, 2004 (as amended, supplemented or otherwise modified prior to the “Closing Date” (as defined in the Existing Loan Agreement)), among AMERCO, a Nevada corporation and the parent corporation of the Borrowers (“AMERCO”), various subsidiaries of AMERCO, including, but not limited to, the Borrowers (the “2004 Borrowers”), the lenders identified therein (the “2004 Lenders”) and Wells Fargo Foothill, Inc., as lead arranger, administrative agent, syndication agent and collateral agent for the 2004 Lenders (the “2004 Agent”).

“2004 Loan Assignment Agreement”: the Letter Agreement, dated as of June 8, 2005, by and among the 2004 Agent, the 2004 Borrowers, AMERCO, the 2004 Guarantors and the Lender, as the same may be amended, supplemented or otherwise modified from time to time.

“2004 Loans”: the “Existing Loans” as defined in the Existing Loan Agreement.

“2004 Mortgage”:  each of the duly recorded mortgages or deeds of trust dated as of March 1, 2004 in respect of the Eligible Properties, made for the benefit of 2004 Agent, as agent for the 2004 Creditors.

“Account and Payment Instructions Certificate”: a certificate, in form satisfactory to the Lender and the Borrower, setting forth the account numbers for certain deposit accounts and certain payment instructions, as provided in this Agreement.

“Affiliate”:  as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person (including, with its correlative meanings, “controlled by” and “under common control with”) means the power, directly or indirectly, either to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares, partnership interests or other Capital Stock or by contract or otherwise.

“Agreement”:  this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Alternate Rate”: at any time, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Lender as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%.  The “prime rate” is a rate set by the Lender based upon various factors including the Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Applicable Lending Office”: for the Lender, the lending office of the Lender designated on Schedule 1.0 hereto (or any other lending office from time to time notified to the Borrower by the Lender) as the office at which its Term Loan is to be maintained.

“Applicable Margin”: for the Term Loan, 1.50% per annum.

“Appraised Value”:  (a) with respect to the Properties listed on Schedule 1.1, the appraised value of such Property as set forth in the appraisal thereof previously provided to the Lender by the Borrowers and referenced on Schedule 1.1, and (b) with respect to any other Property, the appraised value of such Property as set forth in the appraisal of such Property by Cushman & Wakefield (or other appraiser satisfactory to the Lender) existing as of the date hereof, or if the date of such existing is more than 24 months prior to the date of determination, a new appraisal by an appraiser, and in form and scope, satisfactory to the Lender, provided that, in each case, the Borrowers may, in their sole discretion, elect to update the appraised value of any Property by obtaining a new appraisal of such Property by Cushman & Wakefield (or other appraiser satisfactory to the Lender) and delivering such appraisal and such updated appraised value to the Lender.

“Award”: any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of a Property.

“Bank Account”: a deposit, custody, money-market or other similar account (whether, in any case, time or demand or interest or non-interest bearing) maintained by a Loan Party with a financial institution, which may at any time hold any Collateral or Proceeds of Collateral, including without limitation, the Concentration Account, the Collection Account and the Collection Sub-Account.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the heading to this Agreement.

“Business”:  as defined in Section 4.20(c).

“Business Day”:  (i) for all purposes other than as covered by clause (ii) of this definition, a day other than a Saturday, Sunday or other day on which commercial banks in New York City, are authorized or required by law to close, and, (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day as described in clause (i) of this definition and which is also a day on which dealings in Dollar deposits are carried out in the interbank market.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, membership interests in a limited liability company, partnership interests in a partnership, any and all similar ownership interests in a Person (other than a corporation, limited liability company or partnership) and any and all warrants, rights or options to purchase any of the foregoing.

“CERCLA”: as defined in the definition of “Environmental Laws”.

“Change of Control”:  (a) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, that becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50%, or more, of the Capital Stock of AMERCO having the right to vote for the election of members of the Board of Directors or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors.

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall be satisfied or waived.

“CMBS Accounts”: collectively, the Merrill Lynch CMBS Account and the Morgan Stanley CMBS Account.

“CMBS Banks”: collectively, the Merrill Lynch CMBS Bank and the Morgan Stanley CMBS Bank.

“CMBS Bank Direction Letters”: as defined in Section 6.10(b).

“CMBS Documents”: collectively, the Merrill Lynch CMBS Documents and the Morgan Stanley CMBS Documents.

“CMBS Maturity Date”: as defined in Section 6.9(a).

“CMBS Mortgage Agreements”: collectively, the Merrill Lynch CMBS Mortgage Agreements and the Morgan Stanley CMBS Mortgage Agreements.

“CMBS Primary Documents”: collectively, the Merrill Lynch CMBS Primary Documents and the Morgan Stanley CMBS Primary Documents.

“CMBS Properties”: as listed on Schedule 1.5 attached hereto; provided that, following the CMBS Release Date with respect to any CMBS Properties and the effectiveness of the releases thereof pursuant to Section 6.9(d), such properties will thereafter cease to be “CMBS Properties” for the purposes of the Loan Documents.

“CMBS Properties Excess Cash Flow”: for any period, the sum of (a) all amounts which are distributable to any of the “Borrowers” under and as defined in any CMBS Mortgage Agreements pursuant to Section 5.05 of such CMBS Mortgage Agreements for such period, net of, without duplication, Operating Expenses in respect of any CMBS Properties subject to such CMBS Mortgage Agreements and payments of principal and interest under the CMBS Mortgage Agreements, in each case accrued during such period, and (b) any Permitted CMBS Refinancing Excess Cash Flow and any Unencumbered CMBS Excess Cash Flow for such period.

“CMBS Properties Excess Cash Flow Report”: the monthly report to be given by the Guarantor substantially in the form of Exhibit H-1 hereto.

“CMBS Release Date”: means the Merrill Lynch CMBS Release Date or the Morgan Stanley CMBS Release Date, as applicable.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all property and interests in property of the Loan Parties, now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collection Account”: the deposit account designated as such in the Account and Payment Instructions Certificate established at the Collection Account Bank, in the name of the Guarantor and subject to the Collection Account Control Agreement, or such other deposit account (located in the United States) established by a Borrower with the written consent of the Lender.

“Collection Account Bank”: JPMorgan Chase Bank, N.A.

“Collection Account Control Agreement”: the Blocked Account Control Agreement (“Shifting Control”), dated as of June 8, 2005, by and among, the Guarantor, the Lender and the Collection Account Bank with respect to the Collection Account, as the same may be amended, supplemented or otherwise modified from time to time.

“Collection Sub-Account”: the interest-bearing deposit account designated as such in the Account and Payment Instructions Certificate established at the Collection Sub-Account Bank, in the name of the Guarantor and subject to the Collection Sub-Account Control Agreement, or such other deposit account (located in the United States) established by a Borrower with the written consent of the Lender.

“Collection Sub-Account Bank”: JPMorgan Chase Bank, N.A.

“Collection Sub-Account Control Agreement”: the Blocked Account Control Agreement (“Automatic Sweep/Frozen Account”), dated as of June 8, 2005, by and among, the Guarantor, the Lender and the Collection Sub-Account Bank with respect to the Collection Sub-Account, as the same may be amended, supplemented or otherwise modified from time to time.

“Collection Sub-Account Deposit”: for any calendar month, the deposit to be made by the Guarantor into the Collection Sub-Account pursuant to Section 6.10(c) for such month, consisting of an amount equal to the sum of (i) the monthly principal amortization payment, if required, of the Term Loan pursuant to the TL Amortization Schedule required to be paid on the Payment Date next following the end of such month, and (ii) the interest which would be due to be paid on the Payment Date next following the end of such month calculated assuming that applicable Debt Service Coverage Ratio at all times during such month would result in the Term Loan bearing the highest possible interest rate provided for under Section 3.1(a) at all times during such month.

“Collection Sub-Account Failure”: the failure of the Guarantor to make the required Collection Sub-Account Deposit by the 21st day of each calendar month (or, if unrestricted funds are already on deposit in the Collection Sub-Account, the failure of the Guarantor to deposit an amount sufficient such that the unrestricted funds on deposit in the Collection Sub-Account by such 21st day of such calendar month is not less than the Collection Sub-Account Deposit).

“Combined NOI”:  for any period with respect to the Borrowers, the NOI of all of the Eligible Properties owned by the Borrowers on a combined basis.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, for purposes of the Code, Section 414(m) or (o) of the Code.

“Concentration Account”: the deposit account designated as such in the Account and Payment Instructions Certificate in the name of the Guarantor maintained at the Concentration Account Bank at Phoenix, Arizona or such other deposit account (located in the United States) established by a Borrower with the consent of the Lender.

“Concentration Account Bank”: JPMorgan Chase Bank, N.A.

“Concentration Account Direction Letter”: as defined in Section 6.10(b).

“Condemnation”:  a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of any  Property, or any interest therein or right accruing thereto, including any right of access thereto affecting the Property or any part thereof.

“Continuation”, “Continuing” and “Continued” shall refer to the continuation of a Eurodollar Loan from one Interest Period to the next Interest Period.

“Continuing Directors”: the directors of AMERCO on the Closing Date and each other director of AMERCO, if such other director’s nomination for election to the Board of Directors of AMERCO is recommended by a majority of the then Continuing Directors or by a Permitted Holder.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Debt Service Coverage Ratio”: as of the last day of any fiscal quarter of the Borrowers, the ratio of (a) the sum of (i) NOI of the CMBS Properties which, as of such day, have not been released pursuant to Section 6.9(d) hereof, for the period of twelve consecutive calendar months ended on the last day of the month immediately preceding the month in which such day occurs and (ii) Combined NOI for the period of twelve consecutive calendar months ended on the last day of the month immediately preceding the month in which such day occurs, to (b) the sum of (i) Interest Expense for the period of twelve consecutive calendar months ended on the last day of the month immediately preceding the month in which such day occurs and (ii) payments of principal on the Term Loan made during the period of twelve consecutive calendar months ended on the last day of the month immediately preceding the month in which such day occurs; provided that, solely for purposes of calculating the amount set forth in clause (b)(ii) of this definition, the amount of the reduction of the Term Loan Commitment provided in Schedule 1.3 for each of September 10, 2015, September 10, 2016, September 10, 2017, September 10, 2018, April 10, 2021, April 10, 2022 and the Termination Date shall be deemed to be the amount of such reduction provided in such Schedule for the immediately preceding monthly date referenced therein (for each such date, the “Prior Monthly Amount”), and the amount of principal prepayment of the Term Loan required pursuant to Section 3.6(a) as a result of such reductions in the Term Loan Commitment as of such dates in excess of the applicable Prior Monthly Amount shall be disregarded.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Direction Letters”: as defined in Section 6.10(b).

“Disposed Property”:  as defined in Section 2.4(b)(ii).

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Eligible Property”:  any Property which satisfies the Eligibility Criteria and is approved by the Lender in its reasonable discretion.  The Lender hereby acknowledges that the Properties listed on Schedule 1.1 are Eligible Properties.  The Lender acknowledges that, upon request of the Borrowers, other Properties (“Substitute Properties”) may be substituted for Eligible Properties, so long as at the time of such substitution such Substitute Properties satisfy the Eligibility Criteria and the representations set forth in Sections 4.20 and 4.21 shall be true and correct with respect to such Substitute Property.

“Eligible Property Disposition”:  as defined in Section 2.4(b)(ii).

“Eligibility Criteria”: with respect to any Property, the criteria listed on Schedule 1.4.

“Environmental Indemnity Agreement”: the Environmental Indemnity, dated as of June 8, 2005, by and among the Borrowers, the Guarantor and the Lender, as the same may be amended, supplemented or otherwise modified from time to time.

“Environmental Indemnity Reaffirmation Agreement”: the Environmental Indemnity Reaffirmation Agreement, dated as of the date hereof, by and among the Borrowers, the Guarantor and the Lender reaffirming the obligations of the Borrowers and the Guarantor to the Lender under the Environmental Indemnity Agreement.

“Environmental Laws”:  collectively, any civil or criminal, local, state or federal law, rule or regulation ordinance, code, decree, judgment, permit, license, agreement with Governmental Authorities, or other requirements of law, including common law, pertaining to the environment, natural resources, pollution, health, safety, clean-up, underground storage tanks and/or governing the handling, use, presence, release, transportation, treatment, storage, disposal, or exposure to hazardous substances including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing.

“Environmental Permits”: as defined in Section 4.20(b).

“Environmental Reports”: as defined in the Environmental Indemnity Agreement.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Percentage”:  for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurodollar funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Eurodollar Base Rate”  the rate per annum equal to (i) the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Lender from time to time) at approximately 12:00 p.m. central time, three Business Days prior to the commencement of such Interest Period, for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Lender to be the rate at which deposits in dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurodollar Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Lender’s London Branch (or another branch or Affiliate of Lender) to major banks in the London or other offshore interbank market for such currency at their request at approximately 12:00 p.m. central time, three Business Days prior to the commencement of such Interest Period; provided, that, on any day during which the circumstances specified in Section 3.8 or 3.10 are in existence, the Eurodollar Rate shall be the Alternate Rate.

“Eurodollar Loans”:  Term Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  for any Interest Period with respect to a Eurodollar Loan, a rate per annum determined by the Lender pursuant to the following formula (rounded upwards to the nearest 1/100th of 1%):

               Eurodollar Base Rate

1.00 ‑ Eurocurrency Reserve Percentage

“Event of Default”:  any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excluded Swap Obligation” means, with respect to any Guarantor or Borrower, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the joint and several obligations of such Borrower pursuant to Section 9.16 hereof with respect to, or the grant by such Guarantor or Borrower of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s or Borrower’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor, the obligations under Section 9.16 of such Borrower or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee, joint and several obligations or security interest is or becomes illegal.

“Existing Loan Agreement”: as defined in the recitals hereto.

“Existing Loan Documents”: the “Loan Documents”, as defined in the Existing Loan Agreement.

“Existing Term Loans”: as defined in Section 2.1(a) hereof.

“Facility”:  the Term Loan Commitment and the Term Loans made thereunder.

“Family Member”: with respect to any individual, the spouse and lineal descendants (including children and grandchildren by adoption) of such individual, the spouses of each such lineal descendants, and the lineal descendants of such Persons.

“Family Trusts”: with respect to any individual, any trusts, limited partnerships or other entities established for the primary benefit of, the executor or administrator of the estate of, or other legal representative of, such individual.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lender on such day on such transactions as reasonably determined by the Lender.

“Financing Lease”:  any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“GAAP”:  generally accepted accounting principles in the United States of America in effect from time to time.

“Governing Documents”:  as to any Person, its articles or certificate of incorporation and by‑laws, its partnership agreement, its certificate of formation and operating agreement, and/or the other organizational or governing documents of such Person.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee”: the Guarantee, dated as of June 8, 2005, by the Guarantor, in favor of the Lender, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection, non-recourse carve out guarantees, performance guarantees or construction and completion guarantees, in each case in the ordinary course of business.  The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

“Guarantee Reaffirmation Agreement and Amendment”: the Guarantee Reaffirmation Agreement and Amendment, dated as of the date hereof, by the Guarantor, in favor of the Lender, amending the Guarantee and reaffirming the obligations of the Guarantor to the Lender under the Guarantee.

“Guarantor”:  U-Haul International.

“Hazardous Substances”:  collectively, any hazardous, toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls (“PCBs”), petroleum or petroleum by-products or wastes, flammable explosives, radioactive materials, infectious substances, mold, materials containing lead-based paint or raw materials which include hazardous constituents) or any other substances or materials which are identified under or regulated by Environmental Laws.

“Hedge Agreement”:  any interest rate, cap or collar agreement or similar arrangement entered into by any Borrower or any of its Subsidiaries providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person, (e) all liabilities secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (f) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (e) above, and (g) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements.  The amount of any Indebtedness under clause (e) shall be equal to the lesser of (A) the stated amount of the relevant obligations and (B) the fair market value of the property subject to the relevant Lien and under clause (g) shall be the net amount, including any net termination payments, required to be paid to a counterparty, calculated on a net aggregate basis assuming all such Hedge Agreements were terminated at the same time, rather than the notional amount of the applicable Hedge Agreement.

“Ineligibility Event”:  as defined in Section 2.4(b)(ii).

“Ineligible Property”:  as defined in Section 2.4(b)(ii).

“Initial NOI”:  as defined in Section 2.4(b)(ii).

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Interest Expense”: for any period, the amount of interest payable on the Term Loan during such period, on an adjusted basis, after giving effect to the interest rate Hedge Agreement with Merrill Lynch Capital Services, Inc. (or any substitute or replacement interest rate Hedge Agreement entered into with the Lender or any Affiliate of the Lender) as in effect during such period.

“Interest Period”: with respect to any Eurodollar Loan:

(a)                initially, the period commencing (i) on the date that the applicable Interest Period (as defined in the Existing Loan Agreement) began for any Eurodollar Loan that is an Existing Term Loan on the Closing Date and (ii) on the Closing Date for any Eurodollar Loan that is an Additional Term Loan and, in each case, ending on the next following Payment Date; and

(b)                thereafter, each period commencing on the day following the last day of the preceding Interest Period applicable to such Eurodollar Loan and ending on the next following Payment Date;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1)                if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

(2)                any Interest Period with respect to the Term Loan that would otherwise extend beyond the Termination Date, shall end on the Termination Date.

“Lender”:  as defined in the heading hereto.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended as a security device (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing to the extent intended as a security device or to give notice of a security interest.

“Loan Documents”:  this Agreement, the Note, the 2004 Loan Assignment Agreement, the Guarantee, the Guarantee Reaffirmation Agreement and Amendment, the Environmental Indemnity, the Environmental Indemnity Reaffirmation Agreement and the Security Documents.

“Loan Parties”:  the Borrowers, the Guarantor and the Marketing Grantors.

“Local Account”:  a Bank Account associated with an Eligible Property, and identified by the Borrowers to the Lender in writing pursuant to Section 6.10(a) hereof, into which the Borrowers shall deposit or cause to be deposited daily all cash receipts and collections of Collateral relating to such Eligible Property.

“Marketing Grantors”: as defined in the Security Agreement.

“Material Adverse Effect”:  a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) of the Loan Parties taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Lender or the Lender hereunder or thereunder.

“Merrill Lynch CMBS Account”: the “Central Account” as defined in the Merrill Lynch CMBS Mortgage Agreements, being the deposit account so designated in the Account and Payment Instructions Certificate.

“Merrill Lynch CMBS Bank”: JPMorgan Chase Bank, N.A., as the bank at which the Merrill Lynch CMBS Account is maintained.

“Merrill Lynch CMBS Bank Direction Letter”: as defined in Section 6.10(b).

“Merrill Lynch CMBS Documents”: all “Loan Documents” as defined in the Merrill Lynch CMBS Mortgage Agreements.

“Merrill Lynch CMBS Mortgage Agreement”: each Mortgage, Security Agreement, Assignment of Rents and Fixture Filing, dated as of June 8, 2005, made by the respective borrowers named therein to Merrill Lynch Mortgage Lending, Inc.

“Merrill Lynch CMBS Primary Documents”: the “Security Instrument”, the “Note”, the “Assignment”, each as defined in the Merrill Lynch CMBS Mortgage Agreements, and the Guaranty, dated as of June 8, 2005, made by AREC, AREC Texas, U-Haul Company of Florida, in favor of Merrill Lynch Mortgage Lending, Inc., in respect of the Merrill Lynch CMBS Documents.

“Merrill Lynch CMBS Release Date”: September 10, 2018.

“Mezzanine Financing”: any “Mez Loan” as defined in a CMBS Mortgage Agreement, or any other mezzanine debt financing incurred by any Loan Party of any Affiliate of a Loan Party and entitled to any payment of any amounts prior to the CMBS Properties Excess Cash Flow, whether pursuant to the “waterfall” provisions of any CMBS Documents, pursuant to the corporate or capital structure of the borrowers of such Mezzanine Financing and its Affiliates, or otherwise, it being understood that the aggregate principal amount of such Mezzanine Financings are not to exceed $50,000,000 at any time.

“Morgan Stanley CMBS Account”: the “Central Account” as defined in the Morgan Stanley CMBS Mortgage Agreements, being the deposit account so designated in the Account and Payment Instructions Certificate.

“Morgan Stanley CMBS Bank”: JPMorgan Chase Bank, N.A., as the bank at which the Morgan Stanley CMBS Account is maintained.

“Morgan Stanley CMBS Bank Direction Letter”: as defined in Section 6.10(b).

“Morgan Stanley CMBS Documents”: all “Loan Documents” as defined in the Morgan Stanley CMBS Mortgage Agreements.

“Morgan Stanley CMBS Mortgage Agreement”: each Mortgage, Security Agreement, Assignment of Rents and Fixture Filing, dated as of June 8, 2005, made by the respective borrowers named therein to Morgan Stanley Mortgage Capital, Inc.

“Morgan Stanley CMBS Primary Documents”: the “Security Instrument”, the “Note”, the “Assignment”, as defined in the Morgan Stanley CMBS Mortgage Agreements, and the Guaranty, dated as of June 8, 2005, made by AREC, AREC Texas, U-Haul Company of Florida, in favor of Morgan Stanley Mortgage Capital, Inc., in respect of the Morgan Stanley CMBS Documents.

“Morgan Stanley CMBS Release Date”: the earlier to occur of (a) July 1, 2015 and (b) the date on which the financing under the Morgan Stanley CMBS Documents has been paid in full.

“Mortgage”:  each mortgage or deed of trust (a) with respect to any initial Eligible Property, currently securing the loans made by the Lender to the Borrowers under the Existing Loan Agreement, including any 2004 Mortgage for any Eligible Property, as assigned to the Lender and modified pursuant to a Mortgage Assignment and (b) any mortgage or deed of trust for any new or substitute Eligible Properties, on substantially the same terms and conditions as such 2004 Mortgages as so assigned and modified, or on such other terms as shall be approved by the Lender in its sole discretion, in each case, as the same may be amended, supplemented or otherwise modified from time to time.

“Mortgage Assignment”: each Mortgage Assignment executed and delivered by the 2004 Agent, the Lender and the relevant Loan Party in respect of an Eligible Property owned by such Loan Party in connection with the closing of the Existing Loans (as defined in the Existing Loan Agreement) or pursuant to Section 6.11(d) of the Existing Loan Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Mortgage Documents”:  the 2004 Mortgages, the Mortgage Assignments, any other Mortgages and each title insurance policy covering the same together with any endorsements thereto.

“Multiemployer Plan”:  a Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and which is subject to Title IV of ERISA.

“New Lending Office”:  as defined in Section 3.12(c).

“NOI”: with respect to any Property for any period of time, the amount obtained by subtracting Operating Expenses for such Property for such period from Operating Revenue for such Property for such period.

“Non-Bank Status Certificate”:  as defined in Section 3.12(c)(2).

“Non-Excluded Taxes”:  as defined in Section 3.12(a).

“Non-US Lender”: as defined in Section 3.12(c).

“Note”: as defined in Section 3.4(c).

“Obligations”:  the unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Term Loan and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post‑filing or post‑petition interest is allowed in such proceeding) on the Term Loan, and all other obligations and liabilities of the Loan Parties to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with this Agreement, the Note, the Guarantee, the Security Documents, any other Loan Documents, and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Lender that are required to be paid by a Loan Party pursuant to the terms of the Loan Documents) or otherwise, but excluding (for the avoidance of doubt) any Excluded Swap Obligations.

“Obligor”: as the context may require, each Borrower, the Guarantor and each other Person (other than the Lender or any Person that is not an Affiliate of the Borrowers or the Guarantor) obligated under any Loan Document.

“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Expenses”: with respect to any Property for any period of time, the total of all expenses actually paid or payable, computed on a cash accounting basis consistent with prior practice, of whatever kind relating to the operation, maintenance and management of the Property.

“Operating Revenue”: with respect to any Property for any period of time, all revenue, computed on a cash accounting basis consistent with prior practice, derived from the ownership and operation of the Property from whatever source, including, without limitation, self-storage rental revenue, retail income, rental equipment commissions and other miscellaneous income derived from such Property.

“Payment Date”:  the 10th day of each calendar month.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted CMBS Refinancing”:  with respect to any CMBS Properties, at any time prior to the applicable CMBS Release Date, a financing (whatever the form) with respect to such CMBS Properties which:

(a) provides for the payment of excess cash flow to the Borrowers or Affiliates of the Borrowers in an amount during each fiscal quarter of the Borrowers sufficient such that the Debt Service Coverage Ratio for such fiscal quarter would be equal to at least 1.50 (such excess cash flow in respect of any Permitted CMBS Refinancing being referred to herein as “Permitted CMBS Refinancing Excess Cash Flow”), unless otherwise approved by the Lender;

(b) the Borrowers shall have entered into, and shall have caused the applicable financing parties subject to such proposed Permitted CMBS Refinancing and other Persons to have entered into, such direction letters and other documents to provide that the Permitted CMBS Refinancing Excess Cash Flow shall be directed to the Collection Account in the same manner as provided in Section 6.10 with respect to CMBS Properties Excess Cash Flow; and

(c) the Lender shall have received substantially final drafts of the proposed Permitted CMBS Refinancing Documents at least ten (10) Business Days prior to the closing date of such proposed Permitted CMBS Refinancing, and which documents shall be consistent with the terms of this definition and otherwise in form and substance reasonably satisfactory to the Lender.

“Permitted CMBS Refinancing Documents”:  with respect to any Permitted CMBS Refinancing, all of the mortgage notes, mortgage agreements, other security agreements, assignments and other financing documents evidencing, governing or otherwise relating to such Permitted CMBS Refinancing.

“Permitted CMBS Refinancing Excess Cash Flow”: as defined in the definition of “Permitted CMBS Refinancing” in this Section 1.1.

“Permitted Holder”: Edward J. Shoen, Mark V. Shoen, James P. Shoen and their Family Members, and their Family Trusts.

“Permitted Liens”:  Liens permitted pursuant to the Negative Pledge provision contained in Section 7.1 of this Agreement.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Property”:  a parcel of real property, operated by a Borrower or an Affiliate thereof as a moving center or self-storage facility, together with the improvements and fixtures thereon and owned in fee directly by a Borrower, together with all rights pertaining to such property and improvements.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rapid Amortization Event”: on any date of determination, a Rapid Amortization Event shall exist if the Debt Service Coverage Ratio for the fiscal quarter of any Borrower most recently ended on or prior to such date was less than 1.5 to 1.

“Regulation U”:  Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Release": means any spilling, leaking, pumping, pouring, emitting, emptying, leaching, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .21, .22, .23, .26, .27 or .28 of PBGC Reg. § 4043.

“Requirement of Law”:  as to any Person, the certificate of incorporation and by‑laws or other organizational or Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject; provided that notwithstanding anything herein to the contrary (including without limitation Sections 3.10, 3.11 and 3.12), with respect to any determination of any change in a Requirement of Law, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted or issued.

“Responsible Officer”:  with respect to any Loan Party, any officer of such Loan Party or, with respect to financial matters, the chief financial officer or treasurer of such Loan Party.

“Sanctions”: any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Security Agreement:” the Security Agreement, dated as of June 8, 2005, by and among the Borrowers, the Guarantor, the Marketing Grantors and the Lender, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Agreement Reaffirmation Agreement and Amendment”: the Security Agreement Reaffirmation Agreement and Amendment, dated as of the date hereof, by and among the Borrowers, the Guarantor, the Marketing Grantors and the Lender amending the Security Agreement and reaffirming the obligations of the Borrowers, the Guarantor and the Marketing Grantors to the Lender under the Security Agreement.

“Security Documents”:  the collective reference to the Security Agreement, the Security Agreement Reaffirmation Agreement and Amendment, the Mortgage Documents, and all other security documents, if any, hereafter delivered to the Lender granting a Lien on any asset or assets of any Person to secure any of the Obligations or to secure any guarantee of any such Obligations.

“Single Employer Plan”:  any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Subsidiary”:  as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes”: all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

“Tenants”: all tenants, lessees, subtenants and other occupants of the Eligible Properties.

“Termination Date”: the earliest to occur of (a) April 10, 2023 and (b) the date of termination of the Term Loan Commitment pursuant to Sections 2.4, 2.5 or 8.

“Term Loan”: as defined in Section 2.1.

“Term Loan Commitment”: the obligation of the Lender to make and/or continue outstanding the Term Loan to the Borrowers pursuant to Section 2.1 in an aggregate principal amount at any one time outstanding not to exceed during any month, the amount set forth opposite such month on the TL Amortization Schedule under the caption “Term Loan Commitment”, as such amount may be changed from time to time in accordance with the provisions of this Agreement. As of the Closing Date, the Term Loan Commitment was $258,333,000.

“TL Amortization Schedule”:  at any time with respect to the Term Loan Commitment, (i) if no Rapid Amortization Event is in effect, the schedule attached hereto as Schedule 1.3, and (ii) if a Rapid Amortization Event is in effect, sum of (A) the amount set forth in Schedule 1.3 for such time plus (B) such an additional amount that, after giving effect to the reduction of the Term Loan Commitment pursuant to both subclauses (A) and (B) of this clause (ii) and the prepayments of the Term Loan required pursuant to Section 3.6(a) as a result thereof, on a pro forma basis as if such reductions and prepayments occurred as of the last day of the fiscal quarter of the Borrowers immediately preceding such time, the Debt Service Coverage Ratio would be 1.50.

“Tranche”:  the collective reference to Eurodollar Loans of the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

“U-Haul International”:  as defined in the Preamble.

“Unencumbered CMBS Properties”: as defined in Section 6.9(a)(ii).

“Unencumbered CMBS Properties Excess Cash Flow”: as defined in Section 6.9(a)(ii).

“Unencumbered CMBS Properties Security Documents”: as defined in Section 6.9(a)(ii).

“US Person”:  as defined in Section 3.12(c).

               Other Definitional Provisions

.

(a)                Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Note or any other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                As used herein and in the Note, any other Loan Documents and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Guarantor, any Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)                The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)                The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.          AMOUNT AND TERMS OF TERM LOAN COMMITMENT

               Commitment

.

(a)                Term Loan Commitments.  On the Closing Date, concurrently with the amendment and restatement of the Existing Loan Agreement hereby, the principal amount of the term loan outstanding under the Existing Loan Agreement (the “Existing Term Loan”) was immediately amended, restated and reconstituted as, and was thereupon for all purposes of the Loan Documents, a term loan outstanding under this Agreement.  The Lender agrees to make a further new term loan to the Borrowers in a principal amount equal to the amount of the Term Loan Commitment that is in excess of the outstanding principal balance of the Existing Term Loan as of the Closing Date (the “Additional Term Loan”).  The Existing Term Loan and the Additional Term Loan (collectively, the “Term Loan”) shall be outstanding pursuant to this Section 2.1(a) as a unitary Term Loan in an amount not to exceed the amount of the Term Loan Commitment of the Lender then in effect.  Principal amounts of the Term Loan, once paid or prepaid, may not be reborrowed.

(b)                The “Revolving Credit Commitments” (as defined in the Existing Loan Agreement) have been terminated as of the date of this Agreement.

(c)                The Term Loan hereunder shall be Eurodollar Loans.

               Procedure for Borrowing

.

(a)                Procedure for Term Loan Borrowing.  On the Closing Date, the Existing Term Loan shall be amended, restated and reconstituted as the Term Loan outstanding under Section 2.1(a), and to the extent that the Term Loan Commitment then in effect exceeds the aggregate outstanding principal amount of such Existing Term Loan, the Lender shall make the Additional Term Loan to the Borrowers, as part of the Term Loan outstanding under Section 2.1(a), in a principal amount equal to such excess.  The Lender will make such borrowing available to the Borrowers by the Lender’s transferring funds relating to such borrowing to an account of the Borrowers by wire transfer in accordance with the instructions separately certified to the Lender by the Borrowers in writing prior to the Closing Date and specified as such in the Account and Payment Instructions Certificate.

(b)                [Reserved].

               [Reserved].

.

               Mandatory Reduction of Commitment

.

(a)                [Reserved].

(b)                Mandatory Reduction of Term Loan Commitment.

(i)                  The Term Loan Commitment shall automatically be reduced on the dates and in the amounts as set forth on the TL Amortization Schedule.

(ii)               The Term Loan Commitment shall automatically be reduced upon the date of any sale, transfer, exchange or other disposition of any Eligible Property or any interest (other than leases of or easements on any such Eligible Property not prohibited hereby) therein (an “Eligible Property Disposition” and the Eligible Property that is the subject of an Eligible Property Disposition, “Disposed Property”), or upon any Eligible Property ceasing to be an Eligible Property pursuant to Sections 6.11(b)(i)(B) or 6.11(d) (an “Ineligibility Event” and the Eligible Property that is the subject of an Ineligibility Event, “Ineligible Property”), in an amount equal to the sum of (I) 65% of the Appraised Value of such Disposed Property or Ineligible Property, as applicable, and (II) 4.05, multiplied by, the NOI for such Disposed Property or Ineligible Property, as applicable, as set forth in the last NOI Report delivered pursuant to Section 6.2(b) hereof, for the last period of twelve consecutive calendar months described therein; provided that such reduction shall only occur to the extent that (x) the Appraised Value of the Disposed Property or Ineligible Property, as applicable, exceeds $50,000 and (y) the Appraised Value of the Disposed Property or Ineligible Property, as applicable, plus, the aggregate Appraised Value of all other Disposed Property and Ineligible Property, which became Disposed Property or Ineligible Property, as applicable, after the Closing Date exceeds $10,000,000; provided, further, that if in connection with any Eligible Property Disposition the Borrowers substitute a new Eligible Property pursuant to Section 2.5, such amount of reduction of the Term Loan Commitment shall be limited to the sum of (X) 65% of the excess, if any, of the Appraised Value of the Disposed Property over the Appraised Value of the new Eligible Property being substituted therefor and (Y) 4.05, multiplied by, the portion of the Initial NOI attributable to such excess Appraised Value.

In the event of any reduction pursuant to clause (i) or (ii) of this Section 2.4(b), the Borrowers shall prepay the Term Loans as required by Section 3.6(a) hereof.

               Substitution of Eligible Properties

.  The Borrowers shall have the right, upon not less than 30 days notice to the Lender, to substitute a new Property for an Eligible Property included in the Collateral; provided, that (a) such Property shall satisfy all of the Eligibility Criteria as an Eligible Property, and the Borrowers shall provide the Lender with such information as the Lender shall reasonably request to confirm the same; (b) all of the conditions specified in Section 5.2(c) and (d) shall have been satisfied with respect to such new Property and the environmental searches and reports required under Section 6.8(f) shall have been performed and delivered; (c) the representations and warranties specified in Sections 4.20 and 4.21 (with respect to such new Property) shall be true and correct in all material respects after giving effect to such requested substitution; (d) if the appraisal on such Property is dated more than 24 months prior to the date of such requested substitution, the Lender shall have the right to receive a new appraisal by an appraiser, and in form, satisfactory to the Lender; (e) the sum of the Appraised Value of such new Property, plus the amount of any concurrent reduction of the Term Loan Commitment made pursuant to Section 2.4(b)(ii) divided by 65%, shall be not less than the Appraised Value of the Property being substituted; and (f) after giving effect to such substitution, no Default or Event of Default shall have occurred and be continuing; provided, further, however, that if such new Property is a Property that has been released from the Lien of the CMBS Documents and would not satisfy the requirements set forth in clause (b) and (c) of the immediately preceding proviso solely because the representation in Section 4.21(b) would not be true and correct, the Borrowers may, prior the applicable CMBS Release Date, nonetheless substitute such Eligible Property for such new Property as long as the Borrowers prepay the Term Loan pursuant to Section 3.5 not later than five Business Days following the date the Borrowers receive any proceeds of any Award in respect of such new Property in an amount equal to the greater of 65% of the Appraised Value of such new Property and the amount of the Award received in respect of such new Property.  If the conditions specified in the immediately preceding sentence shall have been satisfied, the substituted Eligible Property shall cease to be an Eligible Property and the Lender shall release the substituted Eligible Property from the Liens of the Mortgages, and the new Property shall thereafter be deemed to be an Eligible Property for all purposes of the Loan Documents.

SECTION 3.          GENERAL PROVISIONS APPLICABLE TO THE TERM LOAN

               Interest Rates and Payment Dates

.

(a)                Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)                If any Event of Default shall have occurred and be continuing, the principal of the Term Loan and any interest, fee or other amount then due and payable hereunder shall bear interest at the rate per annum described in paragraph (a) of this Section, plus 2.00%, in each case from the date of such Event of Default until such Event of Default is cured or waived in accordance with this Agreement (as well after as before judgment).

(c)                Interest shall be payable in arrears on each Payment Date, provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

               Continuation

.  Any Term Loan which is a Eurodollar Loan shall be Continued as such upon the expiration of the then current Interest Period with respect thereto.

               [Reserved]

.

3.4               Repayment of Term Loan; Evidence of Debt.

(a)                Each of the Borrowers hereby unconditionally promises, jointly and severally, to pay to the Lender the then unpaid principal amount of the Term Loan on the Termination Date.  Each of the Borrowers hereby further agrees, jointly and severally, to pay interest on the unpaid principal amount of the Term Loan from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 3.1.

(b)                The Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to the Lender resulting from the Term Loan, including the amounts of principal and interest payable and paid to the Lender from time to time under this Agreement.

(c)                The Borrowers agree that, upon the request by the Lender, the Borrowers will execute and deliver to the Lender a promissory note of the Borrowers evidencing the Term Loan of the Lender, substantially in the form of Exhibit A (the “Note”) which Note shall amend and restate the note issued to the Lender under the Existing Loan Agreement.

               Optional Prepayments.

(a)                The Borrower may at any time prepay the Term Loan, in whole or in part, upon irrevocable notice to the Lender (in the form of Annex III) prior to 2:00 p.m., New York City time, at least three (3) Business Days prior thereto, specifying the date and amount of prepayment.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 3.13.

(b)                Partial prepayments pursuant to this Section shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof, exclusive of any fees or accrued interest then due.

               Mandatory Prepayments

.

(a)                If on any date the aggregate outstanding principal amount of the Term Loan exceeds the Term Loan Commitment, the Borrowers shall immediately prepay the Term Loan in an amount equal to the amount of such excess.

(b)                Any prepayment of the Term Loan pursuant to this Section 3.6 and/or the reduction of the Term Loan Commitment pursuant to Section 2.4(b), and the rights of the Lender in respect thereof, are subject to the provisions of Sections 3.12 and 3.13.

               Computation of Interest and Fees

.

(a)                All facility fees and interest shall be calculated on the basis of a 360 day year for the actual days elapsed.  The Lender shall as soon as practicable notify the Borrowers of each determination of a Eurodollar Rate.  Any change in the interest rate on the Term Loan resulting from a change in the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Lender shall as soon as practicable notify the Borrowers, by facsimile transmission or electronic mail, of the effective date and the amount of each such change in interest rate.

(b)                Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers in the absence of manifest error.  The Lender shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by the Lender in determining any interest rate pursuant to Section 3.1(a).

               Inability to Determine Interest Rate

.  If prior to the first day of any Interest Period:

(a)                the Lender shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)                the Lender shall have determined that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Lender (as conclusively certified by the Lender) of making or maintaining their affected Term Loan during such Interest Period, the Lender shall give facsimile or electronic mail notice thereof to the Borrowers as soon as practicable thereafter.  If such notice is given and until such notice has been withdrawn by the Lender the Eurodollar Base Rate shall be determined as provided in the proviso to the definition of “Eurodollar Base Rate” in Section 1.1.  The Lender shall withdraw any such notice pursuant to clauses (a) or (b) above if the Lender determines that the relevant circumstances have ceased to exist.

               Payments

.

All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set‑off or counterclaim and shall be made prior to 5:00 p.m., New York City time, on the due date thereof to the Lender, in Dollars and in immediately available funds, in accordance with the instructions designated in the Account and Payment Instructions Certificate as the Lender payment instructions, or as otherwise specified by the Lender; provided that the Collection Sub-Account Deposits shall be paid and deposited into the Collection Sub-Account.  If any payment hereunder (other than payments on the Term Loan) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on the Term Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

           Illegality

.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for the Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, the Eurodollar Base Rate shall be determined as provided in the proviso to the definition of “Eurodollar Base Rate” in Section 1.1.

           Requirements of Law

.

(a)                If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)                  does or shall subject the Lender to any tax of any kind whatsoever with respect to this Agreement, the Note or any Eurodollar Loan made by it, or change the basis of taxation of payments to the Lender in respect thereof (except for Non‑Excluded Taxes covered by Section 3.12 and changes in the rate of tax on the overall net income of the Lender);

(ii)               does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Lender which is not otherwise included in the determination of the Eurodollar Rate; or

(iii)             does or shall impose on the Lender any other condition;

and the result of any of the foregoing is to increase the cost to the Lender, by an amount which the Lender deems to be material, of making, Continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly, after receiving notice as specified in clause (e) of this Section, pay the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduced amount receivable.

(b)                If claiming any additional amounts payable pursuant to this Section 3.11 or Section 3.12, the Lender shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as, in its sole determination, such efforts would not be disadvantageous to it) to file any certificate or document reasonably requested in writing by the Borrowers if the making of such a filing would avoid the need for or reduce the amount of any such additional amounts.

(c)                If the Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, the Borrowers shall promptly pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction.

(d)                If the Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrowers of the event by reason of which it has become so entitled.  A certificate as to any additional amounts payable pursuant to this Section submitted by the Lender to the Borrowers shall be conclusive in the absence of manifest error.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Term Loan and all other amounts payable hereunder.

           Taxes

.

(a)                All payments made by the Borrowers under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes imposed in lieu of net income taxes imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Documents).  If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Lender hereunder or under any Note, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrowers shall not be required to increase any such amounts payable to the Lender if it is not organized under the laws of the United States of America or a state thereof if the Lender fails to comply with the requirements of clause (c) of this Section.  Whenever any Non-Excluded Taxes are payable by the Borrowers, as promptly as possible thereafter the Borrowers shall send to the Lender for its own account a certified copy of an original official receipt received by the Borrowers showing payment thereof.  If the Borrowers fail to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrowers shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Term Loan and all other amounts payable hereunder.

(b)                In addition, the Borrowers agree to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or under any Note, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(c)                If the Lender is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code (a “US Person”)) for United States federal income tax purposes (a “Non-US Lender”), it shall deliver or caused to be delivered to the Borrower the following properly completed and duly executed documents:

(1)                two complete and executed (x) U.S. Internal Revenue Forms W‑8BEN (or any successor form thereto) with respect to an income tax treaty providing for a zero rate of withholding tax on interest, or (y) U.S. Internal Revenue Service Forms W‑8ECI (or any successor form thereto); or
(2)                two complete and executed U.S. Internal Revenue Service Forms W-8BEN (or any successor form thereto), including all appropriate attachments, documenting the status of the Lender (or Transferee) as a Non-U.S. Lender and (y) a certificate substantially in the form of Exhibit E (a “Non-Bank Status Certificate”).

Such documents shall be delivered by the Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, the Lender (or Transferee) changes its applicable lending office by designating a different lending office (a “New Lending Office”).  In addition, the Lender shall deliver or cause to be delivered such Forms and/or Certificates promptly upon or before the expiration, obsolescence or invalidity of any document previously delivered by the Lender.  Notwithstanding any other provision of this Section 3.12(c), the Lender shall not be required to deliver any document pursuant to this Section 3.12(c) that the Lender is not legally able to deliver.

(d)                The Borrowers shall not be required to indemnify the Lender or to pay any additional amounts to the Lender in respect of any U.S. federal income or withholding tax pursuant to paragraph (a) or (c) above to the extent that:

(i)                  the obligation to withhold any amounts with respect to U.S. federal income tax existed on the date the Lender became a party to this Agreement or, with respect to payments to a New Lending Office, the date the Lender designated such New Lending Office, provided, however, that this clause (i) of this paragraph (d) shall not apply (x) to any New Lending Office that becomes a New Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Borrowers or (y) to the extent the indemnity payment or additional amounts the Lender, acting through a New Lending Office, would be entitled to receive (without regard to this paragraph (d)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to the Lender or making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or

(ii)               the obligation to pay such indemnity payment or additional amounts would not have arisen but for a failure by the Lender to comply with the provisions of paragraph (c) above.

(e)                Nothing contained in this Section 3.12 shall require the Lender to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

           Indemnity

. The Borrowers agree to indemnify the Lender and to hold the Lender harmless from any actual loss or expense which the Lender may sustain or incur as a consequence of (a) default by any Borrower in making a borrowing of or Continuation of Eurodollar Loans after any Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by any Borrower in making any prepayment after any Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto.  This covenant shall survive the termination of this Agreement and the payment of the Term Loan and all other amounts payable hereunder.

           Lending Offices; Change of Lending Office

.

(a)                The Term Loan made by the Lender shall be made and maintained at the Lender’s Applicable Lending Office.

(b)                The Lender agrees that if it makes any demand for payment under Section 3.11 or 3.12(a), or if any adoption or change of the type described in Section 3.10 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrowers to make payments under Section 3.11 or 3.12(a), or would eliminate or reduce the effect of any adoption or change described in Section 3.10.

SECTION 4.          REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Term Loan, the Borrowers and the Guarantor hereby represent and warrant to the Lender that:

               Financial Condition.

  (a) The audited consolidated balance sheet of AMERCO and its consolidated Subsidiaries for the fiscal year ended March 31, 2012 and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year ended on such date, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by BDO USA LLP, copies of which have heretofore been furnished to the Agent, are complete and correct and present fairly the consolidated financial condition of AMERCO and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended.

(b) The unaudited consolidated balance sheet of AMERCO and its consolidated Subsidiaries as at December 31, 2012 and the related unaudited consolidated statements of income and of cash flows for the nine-month period ended on such date, copies of which have heretofore been furnished to the Agent and each Lender, are complete and correct and present fairly the consolidated financial condition of AMERCO and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments).

(c) All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such Responsible Officer, and as disclosed therein).  Neither AMERCO nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long term lease or unusual forward or long term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other financial derivative, which is not reflected in the foregoing statements or in the notes thereto.  During the period from December 31, 2012 to and including the date hereof there has been no sale, transfer or other disposition by AMERCO or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of AMERCO and its consolidated Subsidiaries at December 31, 2012.

               No Change

.  Since December 31, 2012 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

               Existence; Compliance with Law

.  Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign Person and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to so qualify could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

               Power; Authorization; Enforceable Obligations

.   Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to borrow hereunder, and has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the borrowings on the terms and conditions of this Agreement and any Notes.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which any Loan Party is a party other than the consents, authorizations, filings, notices and other acts listed on Schedule 4.4, all of which have been obtained or made and are in full force and effect.  This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of the Loan Parties party thereto.  This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Loan Parties party thereto enforceable against such Loan Parties in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

               No Legal Bar

.  The execution, delivery and performance of the Loan Documents to which any Loan Party is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation (except those with respect to which consents have been obtained as listed on Schedule 4.4 and which are in full force and effect) of any Loan Party or of any of their respective Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than Liens created by the Security Documents in favor of the Lender).

               No Material Litigation

.  Except as disclosed in the public filings of  Guarantor, dated December 31, 2012, and any subsequent Current Report on Form 8-K filed prior to the date hereof, as of the date hereof, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Loan Parties, threatened by or against any Loan Party or any of their respective Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

               No Default

.  Neither any Loan Party nor any of their respective Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

               Ownership of Property; Liens

.  Each Loan Party has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property to the extent the same constitutes Collateral is subject to any Lien except Liens in favor of the Lender under the Security Documents and other Permitted Liens.

               Taxes

.  Each of the Loan Parties and their respective Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of the Loan Parties, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Loan Party or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Loan Parties, no claim is being asserted, with respect to any such tax, fee or other charge.

           Federal Regulations

.   No part of the proceeds of the Term Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect, or for any purpose which violates, or which would be inconsistent with, the provisions of the regulations of such Board of Governors.  If requested by the Lender, the Borrowers will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form G‑3 or FR Form U‑1 referred to in said Regulation U.

           ERISA

.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Plan (other than a Multiemployer Plan or a multiemployer welfare plan maintained pursuant to a collective bargaining agreement) has complied in all material respects with the applicable provisions of ERISA and the Code.  No termination of a Single Employer Plan has occurred (other than a termination described in Section 4041(b) of ERISA with respect to which any Loan Party has incurred no liability (i) to the PBGC or (ii) in excess of $1,000,000), and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.  Except to the extent that any such excess could not have a Material Adverse Effect, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits.  Neither any Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan for which any withdrawal liability remains unpaid, and, to the knowledge of the Loan Parties, any Borrower would not become subject to any material liability under ERISA if any Borrower or any Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  To the knowledge of the Loan Parties, no such Multiemployer Plan is in Reorganization or Insolvent.  Except to the extent that any such excess could not have a Material Adverse Effect, the present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Borrowers and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) other than such liability disclosed in the financial statements of the Borrowers does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits.

           Investment Company Act; Other Regulations

.  No Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Borrower is subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits its ability to incur Indebtedness.

           Subsidiaries, Corporate Structure

.  Schedule 4.13 hereto sets forth as of the date hereof the name of each Loan Party, the name of each Loan Party which is a direct or indirect Subsidiary of a Loan Party, its form of organization, its jurisdiction of organization and the percentage of all outstanding shares or other interests of such class of Capital Stock held by the immediate parent entity.

           Security Documents

.

(a)                The provisions of each Security Document are effective to create in favor of the Lender for the ratable benefit of the Lender a legal, valid and enforceable security interest in all right, title and interest of the Loan Party thereto in the “Collateral” described therein.

(b)                Proper financing statements have been filed in the offices in the jurisdictions listed in Schedule 4.14(b), and the Collection Account Control Agreement has been duly executed and delivered by the Collection Account Bank, the Collection Sub-Account Control Agreement has been duly executed and delivered by the Collection Sub-Account Bank and the Security Agreement therefore constitutes a fully perfected first Lien on, and security interest in, all right, title and interest of the Loan Parties parties thereto in the “Collateral” described therein.

(c)                The Mortgages have been duly recorded in the recording offices for the counties in which the respective Eligible Properties are located and the Lender has a fully perfected first mortgage Lien on each of the Eligible Properties listed on Schedule 1.1.

4.15           Accuracy and Completeness of Information.

(a)                All factual information, reports and other papers and data with respect to the Loan Parties (other than projections) furnished, and all factual statements and representations made, to the Lender by a Loan Party, or on behalf of a Loan Party, were, at the time the same were so furnished or made, when taken together with all such other factual information, reports and other papers and data previously so furnished and all such other factual statements and representations previously so made, complete and correct in all material respects, and did not, as of the date so furnished or made, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made.

(b)                All projections with respect to the Loan Parties furnished by or on behalf of a Loan Party to the Lender were prepared and presented in good faith by or on behalf of such Loan Party.  No fact is known to a Loan Party which (so far as such Loan Party can reasonably foresee) could reasonably be expected to have a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 4.1 or in such information, reports, papers and data referred to in this Section 4.15 or otherwise disclosed in writing to the Lender prior to the Closing Date.

           Labor Relations

.  No Loan Party is engaged in any unfair labor practice which could reasonably be expected to have a Material Adverse Effect.  As of the date hereof there is (a) no unfair labor practice complaint pending or, to the best knowledge of each Loan Party and each of the Subsidiaries, threatened against a Loan Party before the National Labor Relations Board which could reasonably be expected to have a Material Adverse Effect and no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is so pending or threatened; (b) no strike, labor dispute, slowdown or stoppage pending or, to the best knowledge of each Loan Party, threatened against a Loan Party; and (c) no union representation question existing with respect to the employees of a Loan Party and no union organizing activities are taking place with respect to any thereof.

           Insurance

.  As of the date hereof, each Loan Party has, with respect to its properties and business, insurance covering the risks, in the amounts, with the deductible or other retention amounts, as set forth on Schedule 6.5 and meeting the requirements of Section 6.5 hereof as of the date hereof and the Closing Date.

           Solvency

.  As of the date hereof, the Closing Date, and each other date of determination, after giving effect to the Term Loan and the granting of the mortgages on the Eligible Properties and the granting of the security interests in the other Collateral to be made on or prior to such date, (i) the amount of the “present fair saleable value” of the assets of the Borrowers, taken as a whole, and of the Guarantor and its Subsidiaries, taken as a whole, will, as of such date, exceed the amount of all “liabilities of the Borrowers, taken as a whole, and of the Guarantor and its Subsidiaries, taken as a whole, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of the Borrowers, taken as a whole, and of the Guarantor and its Subsidiaries, taken as a whole, will, as of such date, be greater than the amount that will be required to pay the liabilities of the Borrowers, taken as a whole, and of the Guarantor and its Subsidiaries, taken as a whole, on their respective debts as such debts become absolute and matured, (iii) neither the Borrowers, taken as a whole, nor the Guarantor and its Subsidiaries, taken as a whole, will have, as of such date, an unreasonably small amount of capital with which to conduct their respective businesses, and (iv) each of the Borrowers, taken as a whole, and the Guarantor and its Subsidiaries, taken as a whole, will be able to pay their respective debts as they mature.  For purposes of this Section 4.18, “debt” means “liability on a claim”, “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

           Purpose of Term Loan

.  The proceeds of the Existing Term Loan were used by the Borrowers for the purposes specified under Section 4.19 of the Existing Loan Agreement.  The proceeds of the Additional Term Loan shall be used by the Borrowers for working capital purposes in the ordinary course of business.

           Environmental Matters

. Except as disclosed on Schedule 4.20,

(a)                The Eligible Properties, and all businesses or operations conducted thereon are in compliance with all Environmental Laws;

(b)                The Borrowers and the Guarantor hold and have held all permits, licenses, registrations and authorizations (“Environmental Permits”) required for their operations at the Eligible Properties and are and have been in compliance with the Environmental Permits, except insofar as the absence of or noncompliance with such Environmental Permits would not have a material impact on the Borrowers and the Guarantor;

(c)                No Hazardous Substances have been disposed of on or released (as used herein, “release” shall have the meaning provided in 42 U.S.C. § 9601(22)) at, onto or under the Eligible Properties, by any Borrower or the Guarantor or, to the Borrowers’ and the Guarantor’s best knowledge, after due inquiry and investigation, by any other Person; and there is no contamination at, in, on, or under or about the Eligible Properties or violation of any Environmental Law with respect to the Eligible Properties or the business operated by the Borrowers or the Guarantor or any entity owning any Eligible Properties (the “Business”) which could materially interfere with the continued operation of the Eligible Properties, or materially impair the fair saleable value thereof;

(d)                No Hazardous Substances are located in, on or under, or have been handled, generated, stored, processed, released or discharged from the Eligible Properties, by any Borrower or the Guarantor or, to the Borrowers’ and the Guarantor’s best knowledge, after due inquiry and investigation, by any other Person, except for those substances used by Borrowers or Tenants in the ordinary course of their business in compliance with all Environmental Laws and not reasonably expected to give rise to liability under Environmental Laws;

(e)                The Eligible Properties, are not subject to any private or governmental Lien or judicial or administrative notice or action relating to or arising under Environmental Laws and there are no facts, circumstances, or conditions that could reasonably be expected to restrict, encumber, or result in the imposition of special conditions under any Environmental Law with respect to the ownership, occupancy, development, use, or transferability of any Eligible Properties;

(f)                 There are no underground storage receptacles or surface impoundments, landfills or dumps for Hazardous Substances on the Eligible Properties;

(g)                The Borrowers and the Guarantor have received no notice of, and to the best of the Borrowers’ and the Guarantor’s knowledge and belief there exists no investigation, action, proceeding, claim, notice of violation, consent decree, consent order, administrative order or other order by any agency, authority or unit of government or by any third party which could result in any material liability, penalty, sanction or judgment under any Environmental Laws with respect to any condition, use or operation of the Eligible Properties, nor do the Borrowers nor the Guarantor know of any basis for any of the foregoing;

(h)                There is no known asbestos containing material, lead-based paint, or PCBs, at any Eligible Properties that are not in compliance with Environmental Laws, nor are there any endangered species’ habitats or wetlands at the Eligible Properties;

(i)                  The Borrowers and the Guarantor have received no notice that, and to the best of the Borrowers’ and the Guarantor’s knowledge and belief, there has been no claim by any party that, any use, operation or condition of the Eligible Properties, has caused any nuisance or any other liability or adverse condition on any other property, nor do the Borrowers or the Guarantor know of any basis for such a claim;

(j)                  The Borrowers and the Guarantor have not knowingly waived or released any Person’s liability with regard to Hazardous Substances in, on, under or around the Eligible Properties, nor retained or assumed, contractually or otherwise, any other Person’s liability relative to Hazardous Substances or any claim, action or proceeding relating thereto;

(k)                Neither the Eligible Properties, nor any other property, owned by any Borrower (i) is included or, to the Borrowers’ and the Guarantor’s knowledge, after due inquiry, proposed for inclusion on the National Priorities List issued pursuant to CERCLA by the United States Environmental Protection Agency (the “EPA”) or on any of the inventories of other potential “Problem” sites issued by the EPA or other applicable Governmental Authority nor (ii) otherwise identified by the EPA as a potential CERCLA site or included or, to the Borrowers’ and the Guarantor’s knowledge, after due inquiry, proposed for inclusion on any such list or inventory issued pursuant to any other Environmental Law or issued by any other Governmental Authority; and

(l)                  There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of the Borrowers or the Guarantor (or any representatives thereof) with respect to any Eligible Properties which have not been delivered to the Lender prior to execution of this Agreement.

           Eligible Properties

.  With respect to each of the Eligible Properties, the Loan Parties hereby represent and warrant, as of the Closing Date with respect to the initial Eligible Properties and, as of the date of substitution with respect to any Substitute Property:

(a)                Compliance.  To the Loan Parties’ knowledge, each Borrower and each Eligible Property, and the use and operation thereof, comply in all material respects with all Requirements of Law applicable to such Eligible Property, including, without limitation, building and zoning ordinances and codes and the Americans with Disabilities Act except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.  To the Loan Parties’ knowledge, none of the Borrowers is in default or violation in any material respect of any order, writ, injunction, decree or demand of any Governmental Authority in respect of such Eligible Property which default or violation could reasonably be expected to have a Material Adverse Effect and no Borrower has received a written notice of any such default or violation.  There has not been committed by any Borrower or, to the Loan Parties’ knowledge, any other Person in occupancy of or involved with the operation or use of any such Eligible Property any act or omission affording any Governmental Authority the right of forfeiture as against such Eligible Property or any part thereof or any monies paid in performance of Borrowers’ obligations under any of the Loan Documents.

(b)                Condemnation.  Except with respect to Eligible Properties which have been substituted for other Eligible Properties, prior to the applicable CMBS Maturity Date, pursuant to Section 2.5, by virtue of the second proviso thereto (and after giving effect to such substitution), no Condemnation or other proceeding has been commenced or, to the Loan Parties’ knowledge, is threatened or contemplated with respect to all or any portion of such Eligible Property or for the relocation of roadways providing access to such Eligible Property, except where such Condemnation or other proceeding could not reasonably be expected to have a Material Adverse Effect.

(c)                Utilities And Public Access; Parking.  Such Eligible Property has adequate rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Eligible Property for full utilization of such Eligible Property for its current uses.  All public utilities necessary to the full use and enjoyment of such Eligible Property as currently used and enjoyed are located either in the public right-of-way abutting such Eligible Property (which are connected so as to serve such Eligible Property without passing over other property) or in recorded easements serving such Eligible Property.  All roads necessary for the use of such Eligible Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.  Such Eligible Property has, or is served by, parking to the extent required to comply with all Requirements of Law.  The representations in this subsection (c) only apply to a Eligible Property to the extent of improvements constructed and completed.

(d)                Separate Lots.  Such Eligible Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with such Eligible Property or any portion thereof.

(e)                Assessments.  To the Loan Parties’ knowledge after due inquiry, there are no pending or proposed special or other assessments for public improvements or otherwise affecting such Eligible Property, nor are there any contemplated improvements to such Eligible Property that may result in such special or other assessments.

(f)                 Use Of Property.  Such Eligible Property is primarily used as a U-Haul moving center, or other moving storage facility.

(g)                Certificate Of Occupancy; Licenses.  All certifications, permits, licenses and approvals, including, without limitation, certificates of completion or occupancy and any applicable liquor license (provided that the permanent liquor license may not have been issued as of the date hereof) required for the legal use, occupancy and operation of such Eligible Property as of the date hereof, have been obtained and are valid and in full force and effect except when the failure to obtain the same or for the same to be valid and in full force and effect could not reasonably be expected to have a Material Adverse Effect.  Borrowers shall keep and maintain or cause to be kept and maintained all licenses necessary for the operation of such Eligible Property for the purpose intended herein, except to the extent so to keep and maintain the same, or cause the same to be kept and maintained, could not reasonably be expected to have a Material Adverse Effect.  The use being made of such Eligible Property is in conformity with the certificate of occupancy and any permits or licenses issued for such Eligible Property, except to the extent that the failure to be so in conformity could not reasonably be expected to have a Material Adverse Effect.

(h)                Flood Zone.  None of the improvements on such Eligible Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if any portion of the improvements is located within such area, the Borrower owning such Eligible Property has obtained (or will obtain pursuant to Section 6.11(e) hereof) the insurance prescribed in Schedule 6.5.

(i)                  Physical Condition.  To the Loan Parties’ knowledge, such Eligible Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, in each case to the extent constructed and completed, are in good condition, order and repair in all material respects.  To the Loan Parties’ knowledge, there exists no structural or other material defects or damages in such Eligible Property, as a result of a casualty or otherwise, and whether latent or otherwise.  No Borrower has received notice from any insurance company or bonding company of any defects or inadequacies in such Eligible Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(j)                  Boundaries. (a) None of the improvements which were included in determining the appraised value of such Eligible Property lie outside the boundaries and building restriction lines of such Eligible Property to any material extent, and (b) no improvements on adjoining properties encroach upon such Eligible Property and no easements or other encumbrances upon such Eligible Property encroach upon any of the improvements so as to materially affect the value or marketability of Eligible Property.

(k)                Illegal Activity.  No portion of such Eligible Property has been or will be purchased with proceeds of any illegal activity, and no part of the proceeds of the Term Loan will be used in connection with any illegal activity.

(l)                  Construction Expenses.  To the Loan Parties’ knowledge, all costs and expenses of any and all labor, materials, supplies and equipment used in the construction or repair of improvements on each Eligible Property have been paid in full.  To the Loan Parties’ knowledge, no Liens for payment for work, labor or materials affecting such Eligible Property have been filed.

(m)              Permitted Encumbrances.  No Liens on such Eligible Property, not prohibited hereunder, individually or in the aggregate, materially and adversely affects the value of such Eligible Property, or impairs the intended use or the operation of such Eligible Property.

           OFAC

.  No Loan Party or Affiliate of any Loan Party, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction.  The Term Loan and the proceeds from the Term Loan, have not been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any

Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including the Lender) of Sanctions.

SECTION 5.          CONDITIONS PRECEDENT

               Conditions to Term Loan

.  The agreement of the Lender to enter into this Agreement amending and restating the Existing Loan Agreement, to continue outstanding the Existing Term Loan and to make the Additional Term Loan, as set forth in Section 2.1(a) and 2.2(a) hereof, is subject to the satisfaction, immediately prior to or concurrently with such amendment and restatement, the continuing of the Existing Term Loan and the making of the Additional Term Loan on the Closing Date, of the following conditions precedent:

(a)                Loan Documents.  The Lender shall have received:

(i)                  this Agreement, executed and delivered by a duly authorized officer of each Borrower and the Guarantor, with a counterpart for the Lender;

(ii)               for the account of the Lender, if requested, a Note of the Borrowers conforming to the requirements hereof and executed by a duly authorized officer of the Borrowers;

(iii)             [Reserved];

(iv)              the Guarantee Reaffirmation Agreement and Amendment, executed and delivered by a duly authorized officer of the Guarantor, with a counterpart or a conformed copy for the Lender;

(v)                the Security Agreement Reaffirmation Agreement and Amendment, executed and delivered by a duly authorized officer of each Borrower, the Guarantor and each Marketing Grantor, with a counterpart or conformed copy for the Lender;

(vi)              [Reserved];

(vii)            [Reserved];

(viii)          [Reserved];

(ix)              [Reserved];

(x)                [Reserved];

(xi)              the Environmental Indemnity Reaffirmation Agreement, executed and delivered by a duly authorized officer of each Borrower and the Guarantor, with a counterpart or conformed copy for the Lender; and

(xii)            the Account and Payment Instructions Certificate, duly executed and delivered by a Responsible Officer of each of the Borrowers and the Guarantor.

(b)                Related Agreements.  The Lender shall have received, true and correct copies, certified as to authenticity by the Borrowers, of the Governing Documents of each Loan Party (requested by the Lender) and such other documents or instruments as may be reasonably requested by the Lender.

(c)                [Reserved].

(d)                Secretary’s Certificates.  The Lender shall have received, with a counterpart for the Lender, a certificate of each Loan Party (requested by the Lender), dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions and attachments, satisfactory in form and substance to the Lender, executed by the Treasurer and the Secretary of such Loan Party.

(e)                Proceedings of the Loan Parties.  The Lender shall have received, with a counterpart for the Lender, a copy of the resolutions, in form and substance satisfactory to the Lender, of the Board of Directors of each Loan Party (requested by the Lender) authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, (ii) the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Security Documents, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certification shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 5.1(d), shall be in form and substance satisfactory to the Lender and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(f)                 Incumbency Certificates.  The Lender shall have received, with a counterpart for the Lender, a certificate of each Loan Party (requested by the Lender), dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document, which certificate shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 5.1(d), shall be satisfactory in form and substance to the Lender, and shall be executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Loan Party.

(g)                Governing Documents.  The Lender shall have received, with a counterpart for the Lender, true and complete copies of the Governing Documents of each Loan Party (requested by the Lender), certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party, which certification shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 5.1(d) and shall be in form and substance satisfactory to the Lender.

(h)                Good Standing Certificates.  The Lender shall have received, with a copy for the Lender, certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of each Loan Party (requested by the Lender) (i) in the jurisdiction of its organization and (ii) in each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires it to qualify as a foreign Person except, as to this subclause (ii), where the failure to so qualify would not have a Material Adverse Effect; provided, however, that the certificates evidencing the good standing of the Loan Parties identified on Schedule 6.11 may be provided on a post-closing basis, as set forth in Section 6.11(f) hereof.

(i)                  Consents, Licenses and Approvals.  The Lender shall have received, with a counterpart for the Lender, a certificate of a Responsible Officer of the Borrowers (i) attaching copies of all consents, authorizations and filings referred to in Section 4.4, and (ii) stating that such consents, licenses and filings are in full force and effect, and each such consent, authorization and filing shall be in form and substance satisfactory to the Lender.

(j)                  Fees and Costs.  The Lender shall have received payment of all (i) legal costs related to the Facility, (ii) closing costs related to the Facility and (iii) flood insurance search costs.

(k)                Legal Opinions.  The Lender shall have received, with a counterpart for the Lender, the executed legal opinions of Katten Muchin Rosenman LLP, special counsel to the Borrowers and the other Loan Parties, substantially in the form of Exhibit G-1, and Jennifer Settles, Esq., substantially in the form of Exhibit G-2.  Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Lender may reasonably require.

(l)                  Actions to Perfect Liens.  The Lender shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on form UCC-1, necessary or, in the opinion of the Lender, desirable to perfect the Liens created by the Security Documents shall have been completed.

(m)              [Reserved].

(n)                [Reserved].

(o)                Insurance.  The Lender shall have received evidence in form and substance satisfactory to it that all of the requirements of Section 6.5 hereof shall have been satisfied.

(p)                [Reserved].

(q)                Additional Conditions.

(i)                  The Lender shall have received an evaluation by the Guarantor, in form and substance reasonably satisfactory to the Lender, of the remaining useful life of the Eligible Properties.

(ii)               The Lender shall have received copies of, or electronic access to, the appraisals utilized for the Existing Loan Documents (if any) in respect of the Eligible Properties and any subsequent appraisals performed on the Eligible Properties.

(iii)             The Lender shall have received copies of, or electronic access to, the environmental reports utilized for the Existing Loan Documents (if any) in respect of the Eligible Properties and any subsequent environmental reports or analysis performed on the Eligible Properties.

(r)                 [Reserved].

(s)                 [Reserved].

(t)                  [Reserved].

(u)                [Reserved].

(v)                Additional Matters.  All partnership, corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Lender, and the Lender shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

(w)              Representations and Warranties.  Each of the representations and warranties made by the Borrower and the other Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects.

(x)                No Default.  No Default or Event of Default  shall have occurred and be continuing or would occur after giving effect to the continuing of the Existing Term Loan and the making of the Additional Term Loan.

The borrowing by the Borrowers of the Term Loans hereunder on the Closing Date shall constitute a representation and warranty by the Borrowers as of the date thereof that the conditions contained in this Section 5.1 have been satisfied.

SECTION 6.          AFFIRMATIVE COVENANTS

Each Borrower and the Guarantor hereby agrees that, so long as the Term Loan Commitment remains in effect or any amount is owing to the Lender or the Lender hereunder or under any other Loan Document, the Borrowers and the Guarantor shall:

               Financial Statements

.  Furnish to the Lender:

(a)                as soon as available, but in any event within 90 days after the end of each fiscal year of AMERCO, a copy of the audited consolidated balance sheet of AMERCO and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by BDO USA LLP or other independent certified public accountants of nationally recognized standing; and

(b)                as soon as available, but in any event not later than 90 days after the end of each fiscal year of each of AMERCO, the unaudited consolidating balance sheet of AMERCO and its consolidated Subsidiaries as at the end of such year and the related unaudited consolidating statements of operations, stockholders’ equity and cash flows of AMERCO and its consolidated Subsidiaries for such year, certified by a Responsible Officer of AMERCO as being fairly stated in all material respects (subject to normal year‑end audit adjustments);

(c)                as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of AMERCO, the unaudited consolidated and consolidating balance sheet of AMERCO and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of operations, stockholders’ equity and cash flows of each of AMERCO and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, certified by a Responsible Officer of AMERCO as being fairly stated in all material respects (subject to normal year‑end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and for the absence of footnotes on interim financial statements).

               Certificates; Other Information

.  Furnish to the Lender:

(a)                concurrently with the delivery of the financial statements referred to in Sections 6.1(a), (b) and (c), a certificate of a Responsible Officer of such Loan Party (i) stating that, to the best of such Officer’s knowledge, such Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) showing a calculation of the Debt Service Coverage Ratio for the quarter then ended;

(b)                to the extent not already delivered pursuant to Section 6.2(a), not later than forty-five days following the last day of each month, a schedule, substantially in the form of Exhibit H-2 or other form approved by the Lender, showing (with reasonable detail as to the calculation thereof, and in any event including a reconciliation of the revenue from Eligible Properties during such month with the amount of funds deposited to the Collection Account during such month) (i) the NOI of each Eligible Property and (ii) the Combined NOI, in each case, for the period of twelve consecutive months ended on such day, certified as complete and correct by a Responsible Officer of each Loan Party;

(c)                concurrently with the delivery of the financial statements referred to in Sections 6.1(a), (b) and (c), cash-flow accounting reports for the Eligible Properties and the revenues derived therefrom in such format as is reasonably approved by the Lender, each such report to be certified as complete and correct by a Responsible Officer of the applicable Loan Party;

(d)                [Reserved];

(e)                at any time prior to the applicable CMBS Release Date, on or prior to the forty-fifth day of each month, either a CMBS Properties Excess Cash Flow Report for the second preceding month prior to such day, or online access to such information related to the CMBS Properties Excess Cash Flow and the bank accounts related thereto as shall be reasonably satisfactory to the Lender; and

(f)                 not later than forty-five days following the last day of each fiscal quarter of each fiscal year of the Loan Parties, a calculation, substantially in the form of Exhibit H-3 or other form approved by the Lender  in reasonable detail of the Debt Service Coverage Ratio for such most recently ended fiscal quarter.

               Payment of Obligations

.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Loan Parties.

               Conduct of Business and Maintenance of Existence

.  Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 7.2; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

               Maintenance of Property; Insurance

.  (a)  Keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Lender, upon written request, full information as to the insurance carried.

(b)                In addition to the requirements specified in Section 6.5(a), the Borrowers shall maintain, or cause to be maintained, insurance with respect to the Eligible Properties as described on Schedule 6.5.

               Inspection of Property; Books and Records; Discussions

.  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Loan Parties with officers and employees of the applicable Loan Parties and with their independent certified public accountants.

               Notices

.  Promptly give notice to the Lender and the Lender of:

(a)                the occurrence of any Default or Event of Default (specifying whether the same constitutes a Rapid Amortization Event), or any Collection Sub-Account Failure;

(b)                any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between any Loan Party and any Governmental Authority, which in either case could reasonably be expected to have a Material Adverse Effect;

(c)                (i) any litigation or proceeding affecting any Loan Party in which the amount involved is $5,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought, or (ii) any litigation, investigation or proceeding of or before any arbitrator or Governmental Authority that is pending or, to the knowledge of any Loan Party, threatened by or against any Loan Party or against any of its or their respective properties or revenues (x) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (y) which could reasonably be expected to have a Material Adverse Effect;

(d)                of the occurrence of any transaction or occurrence referred to in Section 2.4(b)(ii);

(e)                the following events, as soon as possible and in any event within 30 days after any Loan Party knows or has reason to know thereof:  (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(f)                 any material adverse change in the business, operations, property or condition (financial or otherwise) of the Loan Parties or the Eligible Properties taken as a whole.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

               Environmental Laws

.

(a)                The Borrowers and the Guarantor shall, and shall cause all property, managers, agents, employees and Tenants to:  (i) comply with all applicable Environmental Laws applicable to the Eligible Properties, and obtain and comply with Environmental Permits required under Environmental

Law, (ii) keep or cause the Eligible Properties, to be kept free from Hazardous Substances (except those substances used by the Borrowers or Tenants in the ordinary course of their business), in compliance in compliance with, and not likely to give rise to liability under Environmental Laws, (iii) not install or use, or permit the installation or use of, any underground receptacles containing Hazardous Substances on the Eligible Properties, (iv) expressly prohibit the use, generation, handling, storage, production, release, processing and disposal of Hazardous Substances by all future Tenants (except those substances used by such Tenants in the ordinary course of their business, in compliance with, and not likely to give rise to liability under, Environmental Laws) and use all reasonable efforts to prevent existing Tenants and other permitted occupants of the Eligible Properties, from taking any such actions, (v) in any event, not install on the Eligible Properties, or permit to be installed on the Eligible Properties PCBs, urea formaldehyde insulation, asbestos or any substance containing asbestos or any material containing lead based paint, (vi) prohibit the disposal and/or release of any Hazardous Substances on, at, beneath, or near the Eligible Properties; (vii) keep all Eligible Properties free from all Liens under Environmental laws, unless being challenged in good faith with appropriate proceedings and in accordance with Section 6.8(e) hereof; (viii) maintain appropriate reserves or a bond with respect to liabilities under or non compliance with Environmental Laws, in the amounts specified in Schedule A hereto; (ix) satisfy all financial assurance requirements under Environmental Laws; and (x) use best efforts to obtain funds or reimbursement from State or Local underground storage tank funds, to the extent applicable or available.

(b)                The Borrowers and the Guarantor promptly shall notify Lender in writing should any of the Borrowers or the Guarantor become aware of (i) any release of Hazardous Substances, or other actual or potential environmental problem or liability, with respect to or affecting the Eligible Properties, (ii) any Lien, notice of Lien, threatened Lien, action or notice of violation or potential liability affecting the Eligible Properties, or any Borrower arising under any Environmental Law, (iii) the institution of any investigation, inquiry or proceeding concerning any Borrower or the Eligible Properties, pursuant to any Environmental Law or otherwise relating to Hazardous Substances, or (iv) the discovery of any occurrence, condition or state of facts which would render any representation or warranty contained in Section 4.20 of this Agreement incorrect in any respect if made at the time of such discovery.  The Borrowers and the Guarantor shall promptly transmit to Lender copies of any and all citations, orders, notices or, upon written request of Lender, other communications relating to any of the foregoing provisions of this paragraph.

(c)                Regardless of the source of contamination, the Borrowers and the Guarantor shall, at their own expense, promptly take or cause to be taken all actions necessary or advisable for the clean-up of the Eligible Properties, and other property, affected by contamination in, on, under or at the Eligible Properties, including, without limitation, all investigative, monitoring, removal, containment and remedial actions in accordance with the all applicable Environmental Laws (and in all events in a manner satisfactory to the applicable Governmental Authority and Lender).  The Borrowers and the Guarantor shall further pay or cause to be paid, at no expense to the Lender, all clean-up, administrative and enforcement costs of applicable governmental agencies which may be asserted against the Eligible Properties.  In the event the Borrowers and the Guarantor fail to do so, or following an Event of Default, Lender may, at its sole election, cause the Eligible Properties, or other affected property, to be lived from any Hazardous Substances or otherwise brought into compliance with Environmental Laws and any cost incurred in connection therewith shall be for the account of the Borrowers under Section 9.5.  Each Borrower hereby grants to Leader access to the Eligible Properties, and an irrevocable license to remove any items determined by Lender to be Hazardous Substances and to do all things Lender shall deem necessary to bring the Eligible Properties, into compliance with Environmental Laws.  However, Lender shall have no obligation to inspect or clean up any Hazardous Substances.  Lender shall not be deemed a generator of any Hazardous Substances removed from the Eligible Properties.

(d)                Upon the request of Lender, at any time (i) after the occurrence and during the continuance of a Default or an Event of Default or (ii) Lender has reasonable grounds to believe that (x) Hazardous Substances are or have been released, stored or disposed of on or around the Eligible Properties, in violation of Environmental Laws or (y) the Eligible Properties, may be in violation of Environmental Laws, the Borrowers and the Guarantor shall cause an investigation or audit of the Eligible Properties, to be undertaken by a hydrogeologist or environmental engineer or other appropriate consultant approved by Lender to determine whether any Hazardous Substances are located on, at, beneath, or near the Eligible Properties, and/or whether the Eligible Properties, are in compliance with Environmental Laws.  The scope of any investigation or audit shall be approved by Lender.  If the Borrowers and the Guarantor fail to provide reports of such investigation or audit within thirty (30) days after such request, Lender may, but shall have to obligation to, order the same.  Borrowers hereby grants to Lender and Lender’s contractors access to the Eligible Properties, and an irrevocable license to undertake such investigation or audit.  All costs of any such investigation or audit shall be for the account of the Borrowers and the Guarantor in accordance with the terms of Section 9.5 hereof.

(e)                In the event that a Lien is filed against any Eligible Property, pursuant to any Environmental Law, the Borrowers and the Guarantor shall, within thirty (30) days from the date that any Borrower receives notice of such Lien (but in any event ten (10) days prior to the date of any contemplated sale pursuant to such Lien), (i) pay the claim and remove the Lien from the Eligible Properties; (ii) furnish (A) a bond satisfactory to Lender in the amount of the claim out of which the Lien arises, (B) a cash deposit in the amount of the claim out of which the Lien arises, (C) other security reasonably satisfactory to Lender in an amount sufficient to discharge the claim out of which the Lien arises, or (D) security in a form and amount satisfactory to the applicable Governmental Authority pursuant to a valid consent or other order, and the Borrowers and the Guarantor shall promptly arrange for the removal of the Lien; or (iii) in the event the Borrowers and the Guarantor elect to contest such lien, provide Lender with any of the forms of security identified in Section 6.8(e)(ii) above pending resolution of the contest.  Notwithstanding the foregoing, Borrowers and the Guarantor shall prevent a sale pursuant to any Lien.

(f)                 In the event that the Borrowers propose to substitute a Property for an Eligible Property pursuant to Section 2.5, the Borrowers shall, at the Borrowers’ expense, cause an environmental database search to be performed by a Person reasonably satisfactory to the Lender, and, if such environmental database search discloses any condition that in the Lender’s reasonable judgment warrants such report, cause to be prepared, by a Person reasonably satisfactory to the Lender, a Phase I or Phase II environmental report with respect to such Property.

6.9               CMBS Maturity and Refinancing.

(a)                In the event that the Indebtedness under the Merrill Lynch CMBS Documents or the Morgan Stanley CMBS Documents is to mature before the applicable CMBS Release Date, at a time when the Term Loan remains outstanding and unpaid, the Borrowers shall either:

(i)                  if the CMBS Properties subject to such CMBS Documents are to be subject to a new financing after the maturity of such Indebtedness, cause such new financing to be a Permitted CMBS Refinancing; and

(ii)               if such CMBS Properties subject to such CMBS Documents are not to be subject to a new financing after the maturity of such Indebtedness, or if they otherwise cease to be encumbered by such CMBS Documents (any such pool of CMBS Properties, “Unencumbered CMBS Properties”), (A) enter into such supplements to or amendments of the Security Documents, and enter into such additional Security Documents (collectively, the “Unencumbered

CMBS Properties Security Documents”), as shall be reasonably requested by the Lender to create and perfect a first-priority Lien on property constituting not less than the Applicable Unencumbered CMBS Properties Percentage of the NOI of such Unencumbered CMBS Properties (such portion of such NOI, “Unencumbered CMBS Properties Excess Cash Flow”), (B) cause such Unencumbered CMBS Properties Excess Cash Flow to be directed to the Collection Account in the same manner as provided in Section 6.10 for CMBS Properties Excess Cash Flow, and (C) enter into arrangements whereby the Lender or a third-party servicer satisfactory to the Lender shall service the collection and remittance of such Unencumbered CMBS Properties Excess Cash Flow, pursuant to servicing documents reasonably satisfactory to the Lender;

in each case not later than the date of the maturity of such Indebtedness under such CMBS Documents (the maturity date of the Indebtedness under any CMBS Documents or Permitted CMBS Refinancing Documents being referred to as the “CMBS Maturity Date” thereof).

(b)                Prior to the applicable CMBS Release Date, the Borrowers may not, without the prior written consent of the Lender:

(i)                  with respect to any CMBS Properties subject to any CMBS Documents or Permitted CMBS Refinancing Documents, release any such CMBS Properties from such CMBS Documents or Permitted CMBS Refinancing Documents, or

(ii)               with respect to any Unencumbered CMBS Properties, substitute any property for any CMBS Property.

(c)                At any time prior to the applicable CMBS Release Date, upon the consummation of any Permitted CMBS Refinancing, or a pool of CMBS Properties becoming Unencumbered CMBS Properties, all of the provisions of this Agreement and the other Loan Documents applicable to the transactions under the CMBS Documents and to the CMBS Properties Excess Cash Flow (including, without limitation, Sections 6.10 and 7.3 of this Agreement and Sections 3, 4(d) and 5(f) and (j) of the Security Agreement) shall apply to such Permitted CMBS Refinancing or Unencumbered CMBS Properties, the Permitted CMBS Refinancing Documents or Unencumbered CMBS Properties Security Documents therefor, and the Permitted CMBS Excess Cash Flow and Unencumbered CMBS Excess Cash Flow related thereto, mutatis mutandis.

(d)                CMBS Release.

(i)                  If on the Merrill Lynch CMBS Release Date no Default or Event of Default shall have occurred and be continuing, the Lender shall execute and deliver such instruments and documents, reasonably satisfactory to the Lender, and take such other actions reasonably requested by the Borrowers, in each case at the sole cost of the Borrowers, in order to (A) release its Lien on the CMBS Properties Excess Cash Flow with respect to the CMBS Properties financed under the Merrill Lynch CMBS Documents, (B) terminate the Merrill Lynch CMBS Direction Letter and notify the Merrill Lynch CMBS Account Bank of such termination and (C) release its Lien on any Unencumbered CMBS Properties or Unencumbered CMBS Properties Excess Cash Flow resulting from the application of Section 6.9(a)(ii) hereof with respect to any CMBS Properties financed under the Merrill Lynch CMBS Documents.

(ii)               If on the Morgan Stanley CMBS Release Date no Default or Event of Default shall have occurred and be continuing, the Lender shall execute and deliver such instruments and documents, reasonably satisfactory to the Lender, and take such other actions reasonably requested by the Borrowers, in each case at the sole cost of the Borrowers, in order to (A) release its Lien on the CMBS Properties Excess Cash Flow with respect to the CMBS Properties financed under the Morgan Stanley CMBS Documents, (B) terminate the Morgan Stanley CMBS Direction Letter and notify the Morgan Stanley CMBS Account Bank of such termination and (C) release its Lien on any Unencumbered CMBS Properties or Unencumbered CMBS Properties Excess Cash Flow resulting from the application of Section 6.9(a)(ii) hereof with respect to any CMBS Properties financed under the Morgan Stanley  CMBS Documents.

6.10           Bank Accounts.

(a)                The Guarantor shall have established and shall maintain the Collection Account and the Concentration Account. The Borrowers and the Guarantor have established the Local Accounts identified by the Borrowers to the Lender in writing.  The Loan Parties shall not change the Concentration Account or open any new Bank Account into which any revenues of the Loan Parties related to the Eligible Properties may be deposited without the prior written consent of the Lender, except that the Loan Parties may from time to time open new Local Accounts and close existing Local Accounts without the consent of, or notice to, the Lender.  The parties acknowledge that the Local Accounts and the Concentration Account may contain co-mingled funds, including funds owned by parties other than the Borrowers.

(b)                Each Borrower shall deposit or cause to be deposited all gross collections, receipts and proceeds on any Collateral related to any Eligible Properties (including, without limitation, amounts received in any Local Accounts) into the Concentration Account, and pursuant to an irrevocable direction letter to each of the Merrill Lynch CMBS Account Bank and the Morgan Stanley CMBS Account Bank, each in form and substance satisfactory to the Lender (such direction letter, as amended, supplemented or otherwise modified with the consent of the Lender, the “Merrill Lynch CMBS Bank Direction Letter” or the “Morgan Stanley CMBS Bank Direction Letter”, as the case may be; and collectively, the “CMBS Bank Direction Letters”) each Loan Party shall direct the CMBS Bank to, prior to the applicable CMBS Release Date, transfer all CMBS Properties Excess Cash Flow to the Collection Account, in each case within one Business Day of the receipt thereof and pursuant to an irrevocable direction letter by the Loan Parties to the Concentration Account Bank, in form and substance satisfactory to the Lender (such direction letter, as amended, supplemented or otherwise modified with the consent of the Lender, the “Concentration Account Direction Letter”; collectively, the CMBS Direction Letters and the Concentration Account Direction Letter are referred to as the “Direction Letters”).  The funds deposited in the Concentration Account which are or shall be part of the Collateral shall be transferred daily into the Collection Account, and no Loan Party shall instruct the Concentration Account Bank in a manner inconsistent with the Direction Letters without the prior written consent of the Lender. So long as no Default, Event of Default or Collection Sub-Account Failure shall have then occurred and be continuing, the funds deposited in the Collection Account pursuant to this Section 6.10(b) shall be transferred on the same Business Day back to the Concentration Account.

(c)                The Guarantor shall deposit into the Collection Sub-Account, not later than the 21st day of each calendar month, the Collection Sub-Account Deposit for such month (or an amount sufficient so that after such deposit, together with unrestricted funds already on deposit in the Collection Sub-Account, the total amount of unrestricted funds on deposit in the Collection Sub-Account would not be less than the Collection Sub-Account Deposit).  The Lender shall be entitled, and is hereby authorized and directed by the Loan Parties, to withdraw the Collection Sub-Account Deposit from the Collection Sub-Account on the next subsequent Payment Date and apply such Collection Sub-Account Deposit to the payment of principal, interest and other Obligations due on such Payment Date. So long as no Default, Event of Default or Collection Sub-Account Failure shall have then occurred and be continuing, any excess funds in the Collection Sub-Account after such Payment Date shall be transferred on the same

Business Day to the Concentration Account.

(d)                Upon the occurrence of an Event of Default or a Collection Sub-Account Failure, the Lender may exercise its rights under the Collection Account Control Agreement and Collection Sub-Account Control Agreement, and thereafter, on any Payment Date (or at such times as the Lender may choose in its sole discretion) any amounts in the Collection Account and Collection Sub-Account shall be applied from the Collection Account in the following order:

(i)                  first, to Merrill Lynch Capital Services, Inc. (or the Lender or any Affiliate of the Lender party to any interest rate Hedge Agreement with any Loan Party) for payment of all net amounts payable to it in respect of Hedge Agreements with any Loan Party;

(ii)               second, to the payment of all interest, fees and expenses due and payable under this Agreement and the other Loan Documents;

(iii)             third, to the payment of principal amortization of the Term Loan due pursuant to this Agreement pursuant to the TL Amortization Schedule, or, if all amounts of the Term Loan are then due and owing, to the payment of the principal of the Term Loan in full;

(iv)              fourth, to the payment in full of all other Obligations; and

(v)                fifth, any excess shall be remitted to the Borrowers or to such other Person as shall be entitled thereto.

6.11           Post Closing Matters.

(a)                Prior to the applicable CMBS Release Date, if any Mezzanine Financing is consummated in a manner such that any of the CMBS Bank Direction Letters no longer relates to the appropriate deposit account from which CMBS Properties Excess Cash Flow would be remitted in connection with the related CMBS Documents, the Borrowers and the Guarantor shall cause a new direction letter to be provided, in form and substance substantially identical to the existing CMBS Bank Direction Letters and otherwise satisfactory to the Lender, related to such new appropriate deposit account, and thereupon such direction letter shall constitute a CMBS Bank Direction Letter hereunder and such new appropriate deposit account shall constitute a CMBS Account in connection with such CMBS Documents.

(b)                [Reserved].

(c)                Lien Searches.  Within 75 days following the Closing Date, unless such period has been extended in writing by the Lender, the Lender shall have received the results of a recent search by a Person satisfactory to the Lender of the Uniform Commercial Code, judgment and tax lien filings which may have been filed with respect to personal property of each Borrower, the Guarantor and the Marketing Grantors listed on Schedule 6.11 hereto, and the results of such search shall be satisfactory to the Lender.  The Lender may, based on the results of such searches or based on other information, in its reasonable discretion require the Borrower to order similar searches for any of the other Marketing Grantors.

(d)                Mortgages; Title Search.  Within 75 days following the Closing Date, unless such period has been extended in writing by the Lender, the Lender shall have received (i) satisfactory title searches with respect to each of the Eligible Properties listed on Schedule 6.11 hereto and (ii) any amendments to any Mortgage that the Lender requests in its reasonable discretion in order to ensure that the related Mortgage is enforceable in accordance with its terms and that the Lender has a fully perfected first Lien on each of the Eligible Properties to secure the Obligations, after giving effect to the transactions contemplated by this Agreement, and any such Mortgage amendments shall have been duly recorded in the applicable recording office.  The Lender may, based on the results of the title searches for the Eligible Properties listed on Schedule 6.11 or based on other information, in its reasonable discretion require the Borrower to order title searches for any of the other Eligible Properties.

(e)                Flood Insurance.  Within 75 days following the Closing Date, unless such period has been extended in writing by the Lender, the Lender shall have received evidence satisfactory to the Lender that the Borrowers have purchased any required flood insurance for Eligible Properties within identified flood zones.

(f)                 Good Standing Certificates.  Within 30 days following the Closing Date, unless such period has been extended in writing by the Lender, the Lender shall have received certificates evidencing the good standing of the Loan Parties listed on Schedule 6.11 hereto.

           Continuation of Lines of Business.

   Continue to engage in the businesses in which the Loan Parties are engaged in on the date of this Agreement at the Eligible Properties, except (a) to the extent that the failure to so continue to engage in any such business at any Eligible Property resulted from circumstances not subject to the control of the Borrowers or the Guarantor, or (b) to the extent that the failure to so continue to engage in any such business or businesses at the applicable Eligible Properties would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 7.          NEGATIVE COVENANTS

The Borrowers and the Guarantor hereby agree that, so long as the Term Loan Commitment remains in effect or any amount is owing to the Lender hereunder or under any other Loan Document, each Borrower and the Guarantor shall not, directly or indirectly:

               Negative Pledge

.  Create, incur, assume or suffer to exist any Lien upon any Eligible Property or any Collateral, except for:

(a)                Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrowers or their respective Subsidiaries, as the case may be, in conformity with GAAP;

(b)                carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue or which are being contested in good faith by appropriate proceedings;

(c)                easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business;

(d)                Liens on the Eligible Properties reflected on the title insurance policies with respect thereto; and

(e)                Liens created pursuant to the Security Documents.

               Limitation on Fundamental Changes.

  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey,

sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, except:

(a)                any Subsidiary of a Loan Party may be merged or consolidated with or into such Loan Party (provided that such Loan Party shall be the continuing or surviving corporation); or

(b)                any merger, consolidation or amalgamation, or liquidation, winding up or dissolution that would not reasonably be expected (i) to materially and adversely affect the rights of the Lender hereunder, or (ii) to have a Material Adverse Effect.

               Limitation on Modifications of Agreements.

  Prior to the applicable CMBS Release Date, amend, modify or change, or consent or agree to any amendment, modification or change to, any of the terms relating to the payment or prepayment or principal of or interest on, any Indebtedness under the CMBS Documents, other than:

(a)                any such amendment, modification or change which would not reasonably be expected to change the allocation of revenues thereunder.

               Sale of Eligible Properties and Collateral.

  Sell, exchange, transfer or otherwise dispose of any interest in any of the Eligible Properties or any of the other Collateral, except:

(a)                as provided in Section 2.5 of this Agreement with respect to substitution of Eligible Properties;

(b)    sales of Eligible Properties so long as, concurrently with such sale and giving effect to the reduction of the Term Loan Commitment resulting therefrom under Section 2.4(b)(ii), the Term Loan shall be prepaid in the amount, if any, required under Section 3.6(a); and

(c)    leases of Eligible Properties in the ordinary course of business, and easements on the Eligible Properties not prohibited by Section 7.1.

               Governing Documents.

  Amend its certificate of incorporation (except to increase or decrease the number of authorized shares of common stock, to authorize the issuance of any preferred stock, to amend or expand its directors’ and officers’ indemnification provisions, or to change the size of the board of directors), partnership agreement or other Governing Documents, without the prior written consent of the Lender, which shall not be unreasonably withheld or delayed.

               Alterations.

  Make any alteration or modification to any Eligible Property unless such alterations or modifications would not impair or diminish the Appraised Value of the Property.

SECTION 8.          EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)                (i) The Borrowers shall fail to pay any principal of the Term Loan when due in accordance with the terms hereof; or (ii) the Borrowers shall fail to pay any interest on the Term Loan, or any other amount payable hereunder or under the other Loan Documents, within three days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b)                Any representation or warranty made or deemed made by any Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)                Any Borrower or any other Loan Party shall default in the observance or performance of any agreement contained in Sections 3.6, 6.10, 6.12 or  7 of this Agreement, or Section 5 of the Security Agreement; or

(d)                Any Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after written notice thereof has been given by the Lender to the Borrower, or, with respect to defaults relating to real property only and to the extent that such default is not capable of being remedied within such period, 90 days so long as such remedy have been commenced within such 30 day period and is being prosecuted in good faith; or

(e)                Any Borrower, or any other Loan Party or any Affiliate shall (i) default in any payment of principal of or interest of any Indebtedness (other than any Excluded Indebtedness (as defined below in this Section 8(e)) owing by any Loan Party or any Affiliate thereof to (x) the Lender or any Affiliate thereof or (y) any other Person if such Indebtedness is in an aggregate amount exceeding $15,000,000, or in the payment of any Guarantee Obligation owing by any Loan Party or any Affiliate thereof to (x) the Lender or any Affiliate thereof or (y) any other Person if such Guarantee Obligation is in an aggregate amount exceeding $15,000,000, in each case beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or Lender on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; as used in this Section 8(e), “Excluded Indebtedness” means the Term Loan and any non-recourse Indebtedness of any Loan Party or any Affiliate thereof (including, without limitation, the non-recourse Indebtedness issued under the CMBS Documents); or

(f)                 (i) Any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding‑up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv)  any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or

(v)  any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)                (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lender is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)                One or more judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (not paid or fully covered by insurance) of more than $15,000,000, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)                  (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party which is a party to any of the Security Documents shall so assert or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)                  The Guarantee shall cease, for any reason, to be in full force and effect or any Guarantor shall so assert; or

(k)                Any Change of Control shall occur; or

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section with respect to any Borrower, automatically the Term Loan Commitment shall immediately terminate and the Term Loan hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i)  the Lender may, by notice to the Borrowers, declare the Term Loan Commitment to be terminated forthwith, whereupon the Term Loan Commitment shall immediately terminate; and (ii)  the Lender may, by notice to the Borrowers, declare the Term Loan hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.

SECTION 9.          MISCELLANEOUS

               Amendments and Waivers

.   Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1.  The Lender may, from time to time, (a) enter into with the Borrowers written amendments, supplements or modifications hereto and to the other Loan

Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lender or of the Borrowers hereunder or thereunder or (b) waive, on such terms and conditions as the Lender may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences.  Any such waiver and any such amendment, supplement or modification shall apply to the Lender and shall be binding upon the Borrowers, the Lender, and all future holders of the Term Loan.  In the case of any waiver, the Borrowers and the Lender shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

               Notices

.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by electronic mail) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three Business Days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by electronic mail, when sent and receipt has been electronically confirmed, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrowers:Gary Horton
AMERCO Real Estate Company

AMERCO Real Estate Company of Texas, Inc.

AMERCO Real Estate Company of Alabama, Inc.,

U-Haul Co. of Florida, Inc.
2727 North Central Avenue
Phoenix, Arizona 85004
email: ghorton@amerco.com

with a copy to:Jennifer Settles, Esq.
AMERCO
2727 North Central Avenue
Phoenix, Arizona 85004
email: jennifer_settles@uhaul.com

The Guarantor:Gary Horton
AMERCO
1325 Airmotive Way, Suite 100
Reno, NV  89502
email: email: ghorton@amerco.com

with a copy to:Jennifer Settles, Esq.
AMERCO
2727 North Central Avenue
Phoenix, Arizona 85004
email: jennifer_settles@uhaul.com

The Lender:David L. McCauley
Bank of America Merrill Lynch
Senior Vice President
901 Main Street, 10th Fl.

Dallas, TX 75202
email: david.l.mccauley@baml.com

with a copy to:Geraldine Evans
Bank of America Merrill Lynch
Assistant Vice President
901 Main Street, 10th Fl.
Dallas, TX 75202
email: geri.l.evans@baml.com

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); provided that any notice, request or demand to or upon the Lender pursuant to Section 2.2, 3.2, 3.5 or 3.6 shall not be effective until received.

               No Waiver; Cumulative Remedies

.  No failure to exercise and no delay in exercising, on the part of the Lender or the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

               Survival of Representations and Warranties

.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Term Loan hereunder.

               Payment of Expenses and Taxes

.  The Borrowers agree (a) to pay or reimburse the Lender for all its out‑of‑pocket costs and expenses reasonably incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Lender, (b) to pay or reimburse the Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel to the Lender, (c) to pay, indemnify, and hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, (d) to pay or reimburse the Lender for all of its ongoing out-of-pocket due diligence and monitoring expenses, provided that, so long as no Default or Event of Default has occurred during such year, the amount of such expenses for which the Loan Parties shall be responsible under this clause (d) shall not exceed $25,000 during any year, and (e) to pay, indemnify, and hold the Lender and each of its officers, employees, directors, trustees, agents, advisors, affiliates and controlling persons (each, an “Indemnitee”), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents or the use of the proceeds of the Term Loan, and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability or potential liability under, any Environmental Law applicable to the operations of each Borrower, any of its Subsidiaries, or any of the Properties (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided, that no Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a court of competent jurisdiction (which finding has not been modified, reversed or withdrawn) to have resulted from the gross negligence or willful misconduct of such Indemnitee or to arise out of a breach by the Lender of its obligations hereunder or under any other Loan Document.  The agreements in this Section shall survive repayment of the Term Loan and all other amounts payable hereunder.

               Successors and Assigns; Participations and Assignments

.  This Agreement shall be binding upon and inure to the benefit of each Borrower, the Guarantor, the Lender and their respective successors and assigns, except that (a) no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender (and any purported such assignment or transfer by a Loan Party without such consent of the Lender shall be null and void) and (b) the Lender may not assign or transfer any of its rights or obligations under this Agreement, except to an Affiliate of the Lender, without the prior written consent of each Borrower, which consent of each Borrower shall not be unreasonably withheld or delayed, provided that no such consent of such Borrower shall be required at any time any Default or Event of Default is then existing.

               Set‑off

.  In addition to any rights and remedies of the Lender provided by law, the Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise) to set‑off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  The Lender agrees promptly to notify the Borrowers after any such set‑off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set‑off and application.

               Counterparts

.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission or electronic mail transmission (in portable document format (pdf) or a similar format for electronic transmission) of signature pages hereto), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Lender.

               Severability

.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

           Integration

.  This Agreement and the other Loan Documents represent the final agreement AMONG the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  There are no unwritten oral agreements AMONG the parties.

           GOVERNING LAW

.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

           Submission To Jurisdiction; Waivers

.

(a)                THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT THEY WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER OR ANY AFFILIATE OF THE LENDER IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS  AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR ANY OTHER LOAN PARTY OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b)                THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)                EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.2.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(d)                To the fullest extent permitted by applicable law, no Borrower or other loan party shall assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, or the term loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

           Acknowledgements

.  Each Borrower and the Guarantor hereby acknowledges that:

(a)                it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                in connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document): (i) (A) the other services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Borrowers, each other Loan Party and their respective Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, (B) each of the Borrowers and the other Loan Parties have consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrowers and each other Loan Party are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, any other Loan Party or any of their respective Affiliates, or any other Person and (B)  the Lender has no obligations to the Borrowers, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and the Lender does not have any obligation to disclose any of such interests to the Borrowers, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrowers and each other Loan Party hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby; and

(c)                no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby between the Borrower and the Lender.

           WAIVERS OF JURY TRIAL

.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY

OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

           Confidentiality

.  The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its affiliates’ directors, officers and employees, including accountants, legal counsel and other advisors (it being understood that the parties to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent  required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with any suit, action or proceeding relating to this Agreement, (e) subject to a written agreement containing provisions substantially the same as those of this Section, or (f) with the consent of the Borrowers.  For the purposes of this Section 9.15, “Information” means all information received from any Borrower relating to its business, other than any such information that is available to Borrower on a non-confidential basis prior to disclosure by such Borrower.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, all persons may disclose to any and all persons, without limitation of any kind, the federal income tax treatment or structure of the Term Loan and other Obligations, any fact relevant to understanding the federal tax treatment or structure of the Term  Loan and other Obligations, and all materials of any kind (including opinions or other tax analyses) relating to such federal tax treatment or structure.

           Guarantee Provisions; Joint and Several Liability.

Each Borrower acknowledges and agrees that, whether or not specifically indicated as such in a Loan Document, all Obligations shall be joint and several Obligations of each individual Borrower, and in furtherance of such joint and several Obligations, each Borrower hereby irrevocably guarantees the payment of all Obligations of each other Borrower as set forth below:

(a)Guarantee.  Each Borrower hereby jointly and severally, absolutely, unconditionally and irrevocably guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations; provided, however, that each Borrower shall only be liable under this Agreement for the maximum amount of such liability that can be hereby incurred without rendering this Agreement, as it relates to such Borrower, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount.  This guarantee constitutes a guaranty of payment when due and not of collection, and each Borrower specifically agrees that it shall not be necessary or required that the Lender exercise any right, assert any claim or demand or enforce any remedy whatsoever against any Obligor or any other Person before or as a condition to the obligations of such Borrower hereunder.

(b)Guarantee Absolute, etc.  The guarantee agreed to above shall in all respects be a continuing, absolute, unconditional and irrevocable guarantee of payment, and shall remain in full force and effect until the Termination Date.  Each Borrower jointly and severally guarantees that the Obligations shall be paid strictly in accordance with the terms of each Loan Document under which such Obligations arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender with respect thereto.  The liability of each

Borrower under this Agreement shall be joint and several, absolute, unconditional and irrevocable irrespective of (i) any lack of validity, legality or enforceability of any Loan Document; (ii) the failure of the Lender (A) to assert any claim or demand or to enforce any right or remedy against any Obligor or any other Person (including any other guarantor) under the provisions of any Loan Document or otherwise, or (B) to exercise any right or remedy against any other guarantor (including any Obligor) of, or collateral securing, any Obligations; (iii) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other extension, compromise or renewal of any Obligation; (iv) any reduction, limitation, impairment or termination of any Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Borrower hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations or otherwise; (v) any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document; (vi)  any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to or departure from, any other guarantee held by the Lender securing any of the Obligations; or (vii) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Obligor, any surety or any guarantor.

(c)Reinstatement, etc.  Each Borrower agrees that its guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored by the Lender, upon the insolvency, bankruptcy or reorganization of any other Borrower, any other Obligor or otherwise, all as though such payment had not been made.

(d)Waiver, etc.  Each Borrower hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Agreement and any requirement that the Lender protect, secure, perfect or insure any Lien, or any property subject thereto, or exhaust any right or take any action against any other Obligor or any other Person (including any other guarantor) or entity or any collateral securing the Obligations, as the case may be.

(e)Postponement of Subrogation, etc.  Each Borrower agrees that it shall not exercise any rights which it may acquire by way of rights of subrogation under any Loan Document to which it is a party, nor shall any Borrower seek or be entitled to seek any contribution or reimbursement from any Obligor, in respect of any payment made hereunder, under any other Loan Document or otherwise, until following the Termination Date.  Any amount paid to any Borrower on account of any such subrogation rights prior to the Termination Date shall be held in trust for the benefit of the Lender and shall immediately be paid and turned over to the Lender in the exact form received by such Borrower (duly endorsed in favor of the Lender, if required), to be credited and applied against the Obligations, whether matured or unmatured; provided, however, that if (i)  any Borrower has made payment to the Lender of all or any part of the Obligations; and (ii)  the Termination Date has occurred; then at such Borrower’s request, the Lender shall, at the expense of such Borrower, execute and deliver to such Borrower appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Borrower of an interest in the Obligations resulting from such payment.  In furtherance of the foregoing, at all times prior to the Termination Date, each Borrower shall refrain from taking any action or commencing any proceeding against any Obligor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in the respect of payments made under any Loan Document to the Lender.

(f)Right of Contribution.  Each Borrower hereby agrees that, to the extent that a Borrower shall have paid more than its proportionate share of any payment made hereunder or in respect of the Obligations, such Borrower shall be entitled to seek and receive contribution from and against the other Borrower hereunder which has not paid its proportionate share of such payment.  The provisions of this Section shall in no respect limit the obligations and liabilities of any Borrower to the Lender, and each Borrower shall remain liable to the Lender for the full amount guaranteed by it hereunder.

(g)Each Borrower hereby acknowledges and agrees that such Borrower shall be jointly and severally liable to the Lender for all representations, warranties, covenants, obligations and indemnities of the Borrowers hereunder.

           Cooperation by Lender.

  The Lender agrees that, in the case that the Borrowers notify the Lender that the Term Loan is to be paid in full or refinanced (including by assignment of all the Term Loan for a price not less than all outstanding Obligations), in a manner not prohibited by this Agreement, the Lender shall cooperate with the Borrowers to provide to the Borrowers, in connection with such payment or refinancing or assignment (and subject to the payment in full of the Obligations and such other terms as the Lender may reasonably require), to use its reasonable efforts to execute and deliver such releases, termination statements, mortgage satisfactions and other similar instruments, prepared by the Borrowers and reasonably acceptable to the Lender, all at the Borrowers’ expense, as the Borrowers may reasonably request in connection with such repayment or refinancing or assignment.

           Keepwell.

  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Guaranty or the provisions of Section 9.16 hereof in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.18 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.18, or otherwise under the Guaranty or Section 9.16 hereof, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.18 shall remain in full force and effect until a the Term Loan has been paid in full and no Term Loan Commitment remains outstanding. Each Qualified ECP Guarantor intends that this Section 9.18 constitute, and this Section 9.18 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWERS:

AMERCO REAL ESTATE COMPANY

AMERCO REAL ESTATE COMPANY OF TEXAS, INC.

AMERCO REAL ESTATE COMPANY OF ALABAMA, INC.

U-HAUL CO. OF FLORIDA, INC.

By:
Name: Gary B. Horton
Title: Treasurer

GUARANTOR:

U-HAUL INTERNATIONAL, INC.

By:
Name: Gary B. Horton
Title: Treasurer

LENDER:

BANK OF AMERICA, N.A.

By:
Name: David McCauley
Title: Senior Vice President

Schedule 1.0

Applicable Lending Office

Lender	Applicable Lending Office
Bank of America, N.A.	901 Main St Dallas, TX 75202 Att: Monica Barnes P) 972-338-3761 F) 214-290-9422 Monica.t.barnes@baml.com

Schedule 1.1

Initial Eligible Properties and Appraised Values

Schedule 1.3

TL Amortization Schedule

Date	Term Loan Commitment
Closing Date	$258,333,000
June 10, 2013	$257,500,000
July 10, 2013	$256,667,000
August 10, 2013	$255,833,000
September 10, 2013	$255,000,000
October 10, 2013	$254,167,000
November 10, 2013	$253,333,000
December 10, 2013	$252,500,000
January 10, 2014	$251,667,000
February 10, 2014	$250,833,000
March 10, 2014	$250,000,000
April 10, 2014	$249,167,000
May 10, 2014	$248,333,000
June 10, 2014	$247,500,000
July 10, 2014	$246,667,000
August 10, 2014	$245,833,000
September 10, 2014	$245,000,000
October 10, 2014	$244,167,000
November 10, 2014	$243,333,000
December 10, 2014	$242,500,000
January 10, 2015	$241,667,000
February 10, 2015	$240,833,000
March 10, 2015	$240,000,000
April 10, 2015	$239,167,000
May 10, 2015	$238,333,000
June 10, 2015	$237,500,000
July 10, 2015	$236,667,000
August 10, 2015	$235,833,000
September 10, 2015	$210,000,000
October 10, 2015	$209,167,000
November 10, 2015	$208,333,000
December 10, 2015	$207,500,000
January 10, 2016	$206,667,000
February 10, 2016	$205,833,000
March 10, 2016	$205,000,000
April 10, 2016	$204,167,000
May 10, 2016	$203,333,000
June 10, 2016	$202,500,000
July 10, 2016	$201,667,000
August 10, 2016	$200,833,000
September 10, 2016	$174,289,000
October 10, 2016	$173,456,000
November 10, 2016	$172,622,000
December 10, 2016	$171,789,000
January 10, 2017	$170,956,000

February 10, 2017	$170,122,000
March 10, 2017	$169,289,000
April 10, 2017	$168,456,000
May 10, 2017	$167,622,000
June 10, 2017	$166,789,000
July 10, 2017	$165,956,000
August 10, 2017	$165,122,000
September 10, 2017	$140,287,000
October 10, 2017	$139,454,000
November 10, 2017	$138,620,000
December 10, 2017	$137,787,000
January 10, 2018	$136,954,000
February 10, 2018	$136,120,000
March 10, 2018	$135,287,000
April 10, 2018	$134,454,000
May 10, 2018	$133,620,000
June 10, 2018	$132,787,000
July 10, 2018	$131,954,000
August 10, 2018	$131,120,000
September 10, 2018	$107,913,000
October 10, 2018	$107,080,000
November 10, 2018	$106,246,000
December 10, 2018	$105,413,000
January 10, 2019	$104,580,000
February 10, 2019	$103,746,000
March 10, 2019	$102,913,000
April 10, 2019	$102,080,000
May 10, 2019	$101,246,000
June 10, 2019	$100,413,000
July 10, 2019	$99,580,000
August 10, 2019	$98,746,000
September 10, 2019	$97,913,000
October 10, 2019	$97,080,000
November 10, 2019	$96,246,000
December 10, 2019	$95,413,000
January 10, 2020	$94,580,000
February 10, 2020	$93,746,000
March 10, 2020	$92,913,000
April 10, 2020	$92,080,000
May 10, 2020	$91,246,000
June 10, 2020	$90,413,000
July 10, 2020	$89,580,000
August 10, 2020	$88,746,000
September 10, 2020	$87,913,000
October 10, 2020	$87,080,000
November 10, 2020	$86,246,000
December 10, 2020	$85,413,000
January 10, 2021	$84,580,000
February 10, 2021	$83,746,000
March 10, 2021	$82,913,000
April 10, 2021	$56,368,000
May 10, 2021	$55,812,000

June 10, 2021	$55,257,000
July 10, 2021	$54,702,000
August 10, 2021	$54,146,000
September 10, 2021	$53,591,000
October 10, 2021	$53,036,000
November 10, 2021	$52,480,000
December 10, 2021	$51,925,000
January 10, 2022	$51,370,000
February 10, 2022	$50,814,000
March 10, 2022	$50,259,000
April 10, 2022	$25,702,000
May 10, 2022	$25,424,000
June 10, 2022	$25,147,000
July 10, 2022	$24,870,000
August 10, 2022	$24,592,000
September 10, 2022	$24,315,000
October 10, 2022	$24,038,000
November 10, 2022	$23,760,000
December 10, 2022	$23,483,000
January 10, 2023	$23,206,000
February 10, 2023	$22,928,000
March 10, 2023	$22,651,000
Termination Date	$0

Schedule 1.4

Eligibility Criteria

To qualify as an Eligible Property, such Property must satisfy the following criteria:

(a)such Property contains a U-Haul Move Center or other moving storage facility satisfactory to the Lender;

(b)such Property is located in the United States;

(c)such Property is subject to a Mortgage in favor of the Agent, and

(d)such Property is unencumbered by any Liens other than Liens in favor of the Agent pursuant to the Security Documents and Permitted Liens.

Schedule 1.5

CMBS Properties

Schedule 4.4

Consents and Filings

None.

Schedule 4.13

Subsidiaries, Corporate Structure

Name of each Loan Party

U-Haul International, Inc.

Amerco Real Estate Company

The two entities listed immediately below are direct, 100% owned,  subsidiaries of Amerco Real Estate Company

Amerco Real Estate Company of Alabama, Inc.

Amerco Real Estate Company of Texas, Inc.

All of the entities listed below are direct, 100% owned, subsidiaries of U-Haul International, Inc.

U-Haul Co. of Alabama, Inc., an Alabama corporation

U-Haul Co. of Alaska, an Alaska corporation

U-Haul Co. of Arizona, an Arizona corporation

U-Haul Co. of California, a California corporation

U-Haul Co. of Colorado, a Colorado corporation

U-Haul Co. of Florida, a Florida corporation

U-Haul Co. of Georgia, a Georgia corporation

U-Haul Co. of Idaho, Inc., an Idaho corporation

U-Haul Co. of Illinois, Inc., an Illinois corporation

U-Haul Co. of Indiana, Inc., an Indiana corporation

U-Haul Co. of Iowa, Inc., an Iowa corporation

U-Haul Co. of Kansas, Inc., a Kansas corporation

U-Haul Co. of Louisiana, a Louisiana corporation

U-Haul Co. of Massachusetts and Ohio, Inc., a Massachusetts corporation

U-Haul Co. of Maine, Inc., a Maine corporation

U-Haul Co. of Maryland, Inc., a Maryland corporation

U-Haul Co. of Michigan, a Michigan corporation

U-Haul Co. of Minnesota, a Minnesota corporation

U-Haul Company of Missouri, a Missouri corporation

U-Haul Co. of Mississippi, a Mississippi corporation

U-Haul Co. of Montana, Inc., a Montana corporation

U-Haul Co. of Nevada, Inc., a Nevada corporation

U-Haul Co. of New Hampshire, Inc., a New Hampshire corporation

U-Haul Co. of New Jersey, Inc., a New Jersey corporation

U-Haul Co. of New Mexico, Inc., a New Mexico corporation

U-Haul Co. of New York and Vermont, Inc., a New York corporation

U-Haul Co. of North Carolina, a North Carolina corporation

U-Haul Co. of North Dakota, a North Dakota corporation

U-Haul Co. of Oklahoma, Inc., an Oklahoma corporation

U-Haul Co. of Oregon, an Oregon corporation

U-Haul Co. of Pennsylvania, a Pennsylvania corporation

U-Haul Co. of Rhode Island, a Rhode Island corporation

U-Haul Co. of South Carolina, Inc., a South Carolina corporation

U-Haul Co. of Tennessee, a Tennessee corporation

U-Haul Co. of Texas, a Texas corporation

U-Haul Co. of Utah, Inc., a Utah corporation

U-Haul Co. of Virginia, a Virginia corporation

U-Haul Co. of Washington, a Washington corporation

U-Haul Co. of Wisconsin, Inc., a Wisconsin corporation

U-Haul Co. of West Virginia, a West Virginia corporation

Schedule 4.14(b)

Filing Jurisdictions

Loan Party Name:Filing Jurisdiction:

Amerco Real Estate Company Nevada

Amerco Real Estate Company of Alabama, Inc.Alabama

Amerco Real Estate Company of Texas, Inc.Texas

U-Haul Co. of Alabama, Inc., an Alabama corporationAlabama

U-Haul Co. of Alaska, an Alaska corporation Alaska

U-Haul Co. of Arizona, an Arizona corporationArizona

U-Haul Co. of California, a California corporation California

U-Haul Co. of Colorado, a Colorado corporation Colorado

U-Haul Co. of Florida, a Florida corporation Florida

U-Haul Co. of Georgia, a Georgia corporationGeorgia

U-Haul Co. of Idaho, Inc., an Idaho corporationIdaho

U-Haul Co. of Illinois, Inc., an Illinois corporationIllinois

U-Haul Co. of Indiana, Inc., an Indiana corporationIndiana

U-Haul Co. of Iowa, Inc., an Iowa corporationIowa

U-Haul Co. of Kansas, Inc., a Kansas corporationKansas

U-Haul Co. of Louisiana, a Louisiana corporationLouisiana

U-Haul Co. of Massachusetts and Ohio, Inc., Massachusetts

a Massachusetts corporation

U-Haul Co. of Maine, Inc., a Maine corporationMaine

U-Haul Co. of Maryland, Inc., a Maryland corporationMaryland

U-Haul Co. of Michigan, a Michigan corporationMichigan

U-Haul Co. of Minnesota, a Minnesota corporationMinnesota

U-Haul Company of Missouri, a Missouri corporationMissouri

U-Haul Co. of Mississippi, a Mississippi corporation  Mississippi

U-Haul Co. of Montana, Inc., a Montana corporation Montana

U-Haul Co. of Nevada, Inc., a Nevada corporationNevada

U-Haul Co. of New Hampshire, Inc., a New Hampshire corporationNew Hampshire

U-Haul Co. of New Jersey, Inc., a New Jersey corporationNew Jersey

U-Haul Co. of New Mexico, Inc., a New Mexico corporation New MexicoU-Haul Co. of New York and Vermont, Inc., a New York corporationNew York

U-Haul Co. of North Carolina, a North Carolina corporationNorth Carolina

U-Haul Co. of North Dakota, a North Dakota corporationNorth Dakota

U-Haul Co. of Oklahoma, Inc., an Oklahoma corporationOklahoma

U-Haul Co. of Oregon, an Oregon corporationOregon

U-Haul Co. of Pennsylvania, a Pennsylvania corporation Pennsylvania

U-Haul Co. of Rhode Island, a Rhode Island corporation Rhode Island

U-Haul Co. of South Carolina, Inc., a South Carolina corporation South Carolina

U-Haul Co. of Tennessee, a Tennessee corporation Tennessee

U-Haul Co. of Texas, a Texas corporation  Texas

U-Haul Co. of Utah, Inc., a Utah corporationUtah

U-Haul Co. of Virginia, a Virginia corporationVirginia

U-Haul Co. of Washington, a Washington corporation Washington

U-Haul Co. of Wisconsin, Inc., a Wisconsin corporationWisconsin

U-Haul Co. of West Virginia, a West Virginia corporationWest Virginia

Schedule 4.20

Environmental Matters

None which could reasonably expected to have a Material Adverse Effect on any Loan Party.

Schedule 6.5

Eligible Property Insurance

(i)Insurance against loss or damage by fire, casualty and other hazards included in an “all-risk” extended coverage endorsement or its equivalent,  covering the Eligible Property in an amount not less than the greater of (A) 100% of the insurable replacement value of the Eligible Property (exclusive of the premises and footings and foundations) and (B) such other amount as is necessary to prevent any reduction in such policy by reason of and to prevent Borrower, Lender or any other insured thereunder from being deemed to be a co-insurer.

(ii)Commercial comprehensive general liability insurance against claims for personal and bodily injury and/or death to one or more persons or property damage, occurring on, in or about the Eligible Property (including the adjoining streets, sidewalks and passageways therein) in amounts of not less than $1,000,000 per occurrence and $2,000,000 general aggregate on a per location basis and, in addition thereto, not less than $75,000,000 excess and/or umbrella liability insurance shall be maintained for any and all claims.

(iii)Business interruption, rent loss or other similar insurance with loss payable to Lender, in an amount not less than 100% of the projected fixed or base rent plus percentage rent for the succeeding twelve (12) month period based on an occupancy rate of 100%.

(iv)War risk insurance when such insurance is obtainable from the United States of America or any agency or instrumentality thereof at reasonable rates (for the maximum amount of insurance obtainable) and if requested by Lender, and such insurance is then customarily required by institutional lenders of similar properties similarly situated.

(v)Insurance against loss or damages from (A) leakage of sprinkler systems and (B) explosion of steam boilers, air conditioning equipment, pressure vessels or similar apparatus now or hereafter installed at the Eligible Property, in such amounts as Lender may from time to time reasonably require and which are then customarily required by institutional lenders of similar properties similarly situated.

(vi)Flood insurance in an amount equal to the full insurable value of the Eligible Property or the maximum amount available, whichever is less, if the improvements are located in an area designated by the Secretary of Housing and Urban Development as being “an area of special flood hazard” under the National Flood Insurance Program (i.e., having a one percent or greater chance of flooding), and if flood insurance is available under the National Flood Insurance Act. (To be provided on a post-closing basis).

(vii)Worker’s compensation insurance or other similar insurance which may be required by governmental authorities or other legal requirements.

(viii)Intentionally omitted.

(ix)Insurance against damage resulting from acts of terrorism, or an insurance policy without an exclusion for damages resulting from terrorism, on terms consistent with the commercial property insurance policy required under subsections (i) (ii) and (iii) above.

Policy Terms.  (a) All insurance policies described above shall be issued by financially responsible insurers authorized to do business in the state where the Eligible Property is located, with a general policyholder’s service rating of not less than A and a financial rating of not less than VIII as rated in the most currently available Best’s Insurance Reports (or the equivalent, if such rating system shall hereafter be altered or replaced) and shall have a claims paying ability rating and/or financial strength rating, as applicable, of not less than “A” (or its equivalent), or such lower claims paying ability rating and/or financial strength rating, as applicable, as Lender shall, in its sole and absolute discretion, consent to.  All such policies (except policies for worker’s compensation) shall name Lender, its successors and/or assigns as an additional named insured, shall provide for loss payable to Lender, its successors and/or assigns and shall contain (or have attached):  (i) standard “non-contributory mortgagee” endorsement or its equivalent relating, inter alia, to recovery by Lender notwithstanding the negligent or willful acts or omissions of Borrower; (ii) a waiver of subrogation endorsement as to Lender; (iii) an endorsement indicating that neither Lender nor Borrower shall be or be deemed to be a co-insurer with respect to any casualty risk insured by such policies

Schedule 6.11

Post-Closing Searches; Good Standing Certificates

Section 6.11(c) – Lien Searches, Marketing Grantors

1.       U-Haul Co. of Arizona

2.       U-Haul Co. of California

3.       U-Haul Co. of Florida

4.       U-Haul Co. of Illinois, Inc.

5.       U-Haul Co. of Massachusetts and Ohio, Inc.

6.       U-Haul Co. of Michigan

7.       U-Haul Co. of New York and Vermont, Inc.

8.       U-Haul Co. of Pennsylvania

9.       U-Haul Co. of Texas

10.   U-Haul Co. of Washington

Section 6.11(d) – Title Searches, Eligible Properties

Reference ID	Address
706046 U-HAUL CENTER OF ROSEVILLE	111 WILLIS ROAD, ROSEVILLE, CALIFORNIA 95678
708081 U-HAUL CENTER SUNNYVALE	939 E EL CAMINO REAL, SUNNYVALE, CALIFORNIA 94087
707069 U-HAUL CTR DOWNTOWN	1027 THE ALAMEDA, SAN JOSE, CALIFORNIA 95126
793085 U-HAUL CENTER CORALVILLE	2601 2ND ST / HWY 6 W, CORALVILLE, IOWA 52241
784071 U-HAUL CTR WESTSIDE	6100 BLANDING BLVD, JACKSONVILLE, FLORIDA 32244
706059 U-HAUL CTR OF RANCHO	11351 PYRITES WAY, RANCHO CORDOVA, CALIFORNIA 95670
745062 U-HAUL CENTER MIDTOWN	1617 SAN JACINTO, HOUSTON NORTH, TEXAS 77002
822056 U-HAUL UNIVERSITY	800 N MCCLINTOCK, TEMPE, ARIZONA 85281
830077 U-HAUL S FT MYERS	11401 CLEVELAND AVE, FORT MYERS, FLORIDA 33907
812046 U-HAUL FEASTERVILLE	333 W STREET RD, FEASTERVILLE, PENNSYLVANIA 19053

Section 6.11(f) – Good Standing Certificates

U-Haul Co. of Washington

Exhibit A

Form of Note

Exhibit E

Form of Non Bank Status Certificate

NON-BANK STATUS CERTIFICATE

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of May 28, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AMERCO Real Estate Company, AMERCO Real Estate Company of Texas, Inc., AMERCO Real Estate Company of Alabama, Inc., and U-Haul Co. of Florida, Inc., as borrowers (the “Borrowers”), U-Haul International, Inc., as guarantor (the “Guarantor”) and Bank of America, N.A., as lender (together with its permitted successors or assigns, the “Lender”).  All capitalized terms used but not defined herein have the meanings ascribed to them in the Credit Agreement.  Pursuant to the provisions of Section 3.12(c) of the Credit Agreement, the Lender hereby certifies that:

1.                   It is a ___ natural individual person, ____ treated as a corporation for U.S. federal income tax purposes, ____ disregarded for federal income tax purposes (in which case a copy of this Non-Bank Status Certificate is attached in respect of its sole beneficial owner), or ____ treated as a partnership for U.S. federal income tax purposes.  [One must be checked]

2.                   It is the beneficial owner of the Note, except to the extent of a transferee that has satisfied the requirements of Section 9.6 of the Credit Agreement.

3.                   It is not a bank, as such term is used in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), or the Credit Agreement is not, with respect to the undersigned, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of such section.

4.                   It is not a 10-percent shareholder of any Borrower within the meaning of section 871(h)(3) or 881(c)(3)(B) of the Code.

5.                   It is not a controlled foreign corporation that is related to any Borrower within the meaning of section 881(c)(3)(C) of the Code.

6.                   Amounts received by it pursuant to the Credit Agreement and under the Note are not effectively connected with its conduct of a trade or business in the United States.

[NAME OF LENDER]

By:
Title:

Date: ______________ ___, 20__

Exhibit F

Form of Secretary’s Certificate

Exhibit G-1

Form of Opinion of Katten Muchin Rosenman

Exhibit G-2

Form of Opinion of Jennifer Settles, Esq.

Exhibit H-1

Form of CMBS Properties Excess Cash Flow Report

Exhibit H-2

Form of NOI Report

Exhibit H-3

Form of Debt Service Coverage Ratio Report

Annex III

Form of Notice of Prepayment

NOTICE OF PREPAYMENT

[Date]

Bank of America, N.A.

c/o Bank of America Merrill Lynch
901 Main Street, 10th Fl.
Dallas, TX 75202

Attention:  David L. McCauley

Re:              Prepayment under the Second Amended and Restated Credit Agreement, dated as of May 28, 2013 (as amended, supplemented, restated, or otherwise modified from time to time, the “Credit Agreement”), by and among AMERCO Real Estate Company, AMERCO Real Estate Company of Texas, Inc., AMERCO Real Estate Company of Alabama, Inc. and U-Haul Co. of Florida, Inc., as borrowers (the “Borrowers”), U-Haul International, Inc., as guarantor (the “Guarantor”) and Bank of America, N.A., as lender (the “Lender”)

Ladies and Gentlemen:

This Notice of Prepayment is delivered to you pursuant to Section 3.5(a) of the Credit Agreement.  Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

The Borrowers hereby irrevocably notify the Lender that the Borrowers shall prepay the Term Loans, on ______________, 20__, in an aggregate principal amount of $____________, which amount shall constitute a [full] [partial] prepayment of the Term Loans.

The Borrowers hereby acknowledge that, pursuant to the Credit Agreement (including Section 3.13 thereof), the Borrowers may be liable for certain losses or expenses incurred by the Lender as a consequence of the Borrowers making a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto.

[Signature page follows]

The Borrowers have caused this Notice of Prepayment to be executed and delivered, and the certification and warranties contained herein to be made, by its duly authorized officer this ____ day of ________________, 20___.

AMERCO REAL ESTATE COMPANY

AMERCO REAL ESTATE COMPANY OF TEXAS, INC.

AMERCO REAL ESTATE COMPANY OF ALABAMA, INC.

U-HAUL CO. OF FLORIDA, INC.

By:
Name:
Title: